Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
BY AND BETWEEN
KBS TYSONS DULLES PLAZA, LLC,
a Delaware limited liability company

(“Seller”)
AND
ROCKPOINT FUND ACQUISITIONS, L.L.C.,
a Delaware limited liability company

(“Buyer”)

[1410, 1420 and 1430 Spring Hill Road, McLean, Virginia]

1.	BASIC TERMS AND DEFINITIONS; REFERENCES		1
	1.1	Basic Terms and Definitions	1
	1.2	References	2
2.	PURCHASE AND SALE		2
3.	PURCHASE PRICE AND DEPOSIT		3
	3.1	Purchase Price	3
	3.2	Payment of Purchase Price	4
	3.3	Disposition of Deposit Upon Failure to Close	4
	3.4	Independent Contract Consideration	4
4.	PROPERTY INFORMATION; TITLE REVIEW; INSPECTIONS AND DUE DILIGENCE; TENANT ESTOPPEL CERTIFICATES; CONFIDENTIALITY		5
	4.1	Property Information	5
	4.2	Title and Survey Review; Title Policy	5
	4.3	Inspections; Due Diligence Period	7
	4.4	Tenant Estoppel Certificates	9
	4.5	Contracts	9
	4.6	Confidentiality	10
5.	OPERATIONS AND RISK OF LOSS		11
	5.1	Ongoing Operations	11
	5.2	New Contracts	11
	5.3	Leasing Arrangements	12
	5.4	Damage or Condemnation	13
6.	SELLER'S AND BUYER'S DELIVERIES		14
	6.1	Seller's Deliveries into Escrow	14
	6.2	Buyer;s Deliveries into Escrow	15
	6.3	Closing Statements/Escrow Fees; Tenant Notices	15
	6.4	Post-Closing Deliveries	16
7.	CONDITIONS TO BUYER'S AND SELLER'S OBLIGATIONS		16
	7.1	Conditions to Buyer's Obligations	16
	7.2	Conditions to Seller's Obligations	17
8.	CLOSE OF ESCROW; POSSESSION		18
9.	ESCROW		18
	9.1	Closing	18
	9.2	Escrow and Title Changes	19

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of June 13, 2017, between KBS TYSONS DULLES PLAZA, LLC, a Delaware limited liability company (“Seller”), and ROCKPOINT FUND ACQUISITIONS, L.L.C., a Delaware limited liability company (“Buyer”), with reference to the following:
A.    Seller is the owner of the improved real property (the “Real Property”) described on Exhibit A attached hereto together with certain personal property located upon or used in connection with such improved real property and certain other assets relating thereto, all as more particularly described in Section 2 hereof.
B.    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Real Property, together with certain personal property and related assets on the terms and subject to the conditions contained in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	BASIC TERMS AND DEFINITIONS; REFERENCES
1.1    Basic Terms and Definitions
(a)    Effective Date. The effective date of this Agreement shall be the date set forth above (“Effective Date”).
(b)    Closing Date. The last day that Close of Escrow (as defined in Section 8.1 hereof) may occur shall be June 21, 2017, at 1:00 p.m. (California time) (the “Closing Date”); provided, however, Seller shall have the right to extend the Closing Date one time not to exceed ten (10) business days from the initially scheduled Closing Date if the conditions set forth in Section 7.1(e) and/or Section 7.1(g) are/is not satisfied on or before June 19, 2017, provided that Seller provides prior written notice of such extension to Buyer, delivered at least one (1) business day prior to the initially scheduled Closing Date. Notwithstanding anything in this Agreement to the contrary (including without limitation in this Section 1.1(b) and Section 7.2(e) below), under no circumstances shall Seller have the right, without Buyer’s written consent in Buyer’s sole discretion, to extend the Closing Date to a date later than thirty (30) days from the initially scheduled Closing Date, taking into account all of Seller’s extension rights contained herein
(c)    Title Review Period. The “Title Review Period” shall end on June 14, 2017, at 5:00 p.m. (California time).
(d)    Due Diligence Period. The “Due Diligence Period” shall end on June 14, 2017, at 5:00 p.m. (California time).

(e)    Escrow Holder. The escrow holder shall be First American Title Insurance Company (“Escrow Holder”), whose address is 4401 Waterfront Dr., Ste. 100, Glen Allen, VA 23060, Attention: Linda Rehak; Direct Dial: 804-404-4953; Fax: 866-404-6037.
(f)    Title Company. The title company shall be First American Title Insurance Company (“Title Company”), whose address is 4401 Waterfront Dr., Ste. 100, Glen Allen, VA 23060, Attention: Linda Rehak; Direct Dial: 804-404-4953; Fax: 866-404-6037. Provided, however, notwithstanding anything stated to the contrary in this Agreement, to the extent Title Company:
(i)    requires from Seller anything not required by Seller’s Title Company (defined below) in connection with the issuance of the Title Policy and/or any endorsements issued in connection therewith, or
(ii)    is unwilling to accept from Seller the form of owner’s affidavit (attached hereto as Exhibit J) accepted by Seller’s Title Company in connection with the issuance of the Title Policy, or
(iii)    is unwilling to insure over or endorse over any title exceptions that Seller’s Title Company is willing to endorse or insure over and which pursuant to this Agreement Seller is required to endorse or insure over rather than cure (including, without limitation, mechanics’ liens), then Title Company shall be Commonwealth Land Title Insurance Company, whose address is 888 S. Figueroa Street, Suite 2100, Los Angeles, California 90017, Title Coordinator: Amy Musselman; Telephone: (213) 330-3041; Telecopier (213) 330-3085, email: asmusselman@cltic.comwith a copy to Anthony A. Behrstock; Telephone: (213) 330-2333; Telecopier: (213) 330-3113; email: TBehrstock@cltic.com (“Seller’s Title Company”), which Seller’s Title Company shall issue the Title Policy, it being understood and agreed by Buyer that Seller will not be providing to the Title Company any documentation with respect to the formation of Seller or its authority to enter into the transaction contemplated by this Agreement other than Seller’s (but not any of its constituent members or partners) operating agreement, and a certificate of good standing from the state in which Seller was formed and a certificate of qualification from the Secretary of State of Virginia.
1.2    References. All references to Exhibits refer to Exhibits attached to this Agreement and all such Exhibits are incorporated herein by reference. The words “herein,” “hereof,” “hereinafter” and words of similar import refer to this Agreement as a whole and not to any particular Section hereof.

2.	PURCHASE AND SALE.
Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, for the purchase price set forth in Section 3 hereof, all of the following (collectively, the “Property”):

2.1    The Real Property, together with the buildings located thereon, and all associated parking areas, and all other improvements located thereon (the buildings and such other improvements are referred to herein collectively as the (“Improvements”)); all references hereinafter made to the Real Property shall be deemed to include all rights, privileges, easements and appurtenances benefiting the Real Property and/or the Improvements situated thereon, including, without limitation, all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property;
2.2    All personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) listed on Exhibit B attached hereto or otherwise left on the Real Property at the Close of Escrow to the extent owned by Seller;
2.3    All of Seller’s right, title and interest in and to any intangible property (expressly excluding the name “KBS” or any derivative thereof, or any name that includes the word “KBS” or any derivative thereof) used or useful in connection with the foregoing, including, without limitation, all trademarks, trade names, telephone exchanges, any pictures or photographs, the website domain (i.e., http://tysonsdullesplaza.com/) (“Domain Name”) (and, to the extent assignable and at no cost, liability or reasonably foreseeable potential liability to Seller), contract rights, warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property and/or the Personal Property;
2.4    All of Seller’s right, title and interest in and to all leases, subleases, licenses and other occupancy agreements, including all amendments and/or supplements thereto, affecting the Real Property as of the Close of Escrow (the “Leases”) as listed on Exhibit C-3 attached hereto; and
2.5    All of Seller’s right, title and interest in and to (i) the contracts listed on Exhibit C-1 attached hereto, (ii) the Construction Contracts (defined below), if applicable and subject to the terms and provisions of Section 4.5 below, and (iii) all contracts hereafter entered into by Seller to the extent permitted by the provisions of this Agreement, in each case, solely to the extent (if any) that Buyer elects, or is required, to assume any such contracts as of Closing in accordance with the terms and provisions of Section 4.5 of this Agreement (the “Contracts”)..
Notwithstanding anything to the contrary contained herein, the term “Property” shall expressly exclude any Rents (as such term is defined in Section 10.1 hereof) or any other amounts payable by tenants under the Leases for periods prior to the Close of Escrow, any Rent or other amounts payable by any former tenants of the Property, and any judgments, stipulations, orders, or settlements with any tenants under the Leases or former tenants of the Property (hereinafter collectively referred to as the “Excluded Property”) except to the extent otherwise expressly provided in Article 10 hereof.

3.	PURCHASE PRICE AND DEPOSIT.
3.1    Purchase Price. The purchase price for the Property shall be One Hundred Thirty Million Two Hundred Fifty Thousand and 00/100 Dollars ($130,250,000.00) (the “Purchase Price”).

3.2    Payment of Purchase Price. The Purchase Price shall be payable as follows:
3.2.1    Within two (2) business days after the execution of this Agreement by Buyer and Seller, and as a condition precedent to the effectiveness hereof, Buyer shall deposit in escrow with Escrow Holder, in cash or current funds, the sum of Thirteen Million and 00/100 Dollars ($13,000,000.00) (the “Deposit”). Immediately upon Escrow Holder’s receipt of the Deposit (the “Opening of Escrow”), Escrow Holder shall be instructed by Buyer periodically to invest the Deposit in Treasury Bills or other short-term U.S. Government obligations, in repurchase contracts for the same or in a federally-insured money market account. All interest earned on the Deposit will belong to Buyer (subject to the terms of Section 13.1 below). Upon expiration of the Due Diligence Period, if Buyer has not previously terminated this Agreement by its terms, then the Deposit shall become nonrefundable subject to the terms and conditions of this Agreement, including, without limitation, satisfaction of all conditions precedent for Buyer’s benefit hereunder.
3.2.2    Provided all the conditions in Section 7.1 hereof have been satisfied or waived in writing by Buyer in its sole and absolute discretion, Buyer shall deposit in cash or current funds with Escrow Holder no later than 1:00 p.m. (California time) on or prior to the Closing Date (as defined in Section 1.1(b) hereof) an amount equal to the Purchase Price less the Deposit and all interest accrued thereon plus or minus applicable prorations pursuant to Section 10 hereof.
3.3    Disposition of Deposit Upon Failure to Close. If the Close of Escrow fails to occur solely due to Buyer’s default under this Agreement (all of the conditions to Buyer’s obligation to close having been satisfied or waived in writing by Buyer in its sole and absolute discretion), then the disposition of the Deposit shall be governed by Section 13.1 hereof; if the Close of Escrow fails to occur due to Seller’s default under this Agreement (all of the conditions to Seller’s obligation to close having been satisfied or waived), then the Deposit and all interest accrued thereon shall promptly be refunded to Buyer; and if the Close of Escrow fails to occur due to the failure of any of the conditions set forth in Sections 7.1 or 7.2 hereof other than as a result of Buyer’s or Seller’s default under this Agreement, then the disposition of the Deposit and all interest accrued thereon shall be governed by Section 9.3 hereof.
3.4    Independent Contract Consideration. Additionally, at the same time as the deposit of the Deposit with the Escrow Holder, Buyer shall deliver to Seller in cash the sum of One Hundred and No/100 Dollars ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive option to purchase the Real Property and the right to inspect the Real Property as provided herein, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

4.	PROPERTY INFORMATION; TITLE REVIEW; INSPECTIONS AND DUE DILIGENCE; TENANT ESTOPPEL CERTIFICATES; CONFIDENTIALITY.
4.1    Property Information. Seller shall make available to Buyer within five (5) business days after the Effective Date, to the extent in Seller’s possession or at Seller’s local Property manager’s office, the following, all of which shall be made available for review and copying (at Buyer’s cost and expense) on an electronic data site or at Seller’s local Property manager’s office (collectively, the “Property Information”):
(a)    the Leases;
(b)    a current rent roll for the Real Property, indicating rents collected, scheduled rents and concessions, delinquencies, and security deposits held (collectively, the “Rent Rolls”);
(c)    the most current operating statements for the Real Property for the prior three (3) calendar years, if available (collectively, the “Operating Statements”);
(d)    copies of the Contracts and the Construction Contract;
(e)    existing land title surveys, if any, for the Real Property (collectively, the “Existing Surveys”); and
(f)    any environmental, soils and/or engineering reports prepared for Seller or Seller’s predecessors.
Under no circumstances shall Buyer be entitled to review any appraisals relating to the Property or any internal financial audits relating to the Property.
4.2    Title and Survey Review; Title Policy.
4.2.1    Delivery of Title Report. Seller shall promptly request the Title Company to deliver to Buyer a preliminary title report or title commitment covering the Real Property (the “Title Report”), together with copies of all documents (collectively, the “Title Documents”) referenced in the Title Report. Buyer, at its option and expense, may (a) obtain a new survey for the Real Property or (b) cause one or more of the Existing Surveys to be updated or recertified. Buyer understands and acknowledges that if Buyer elects to obtain a new survey or an updated or recertified survey for the Real Property the completion and/or delivery of the surveys or updated or recertified surveys shall not be a condition precedent to the Close of Escrow. Notwithstanding the foregoing, Buyer further acknowledges that Seller makes no representations or warranties, and Seller shall have no responsibility, with respect to the completeness of the Title Documents made available to Buyer by the Title Company.
4.2.2    Title Review and Cure. Commencing from the date of this Agreement and continuing through and including the Title Review Period, Buyer shall have the right to approve or disapprove the condition of title to the Real Property. On or before the expiration of the Title Review Period, Buyer shall deliver to Seller and Escrow Holder written notice

(“Buyer’s Title Notice”) of Buyer’s approval or disapproval of the matters reflected in the Title Report and any Existing Survey; Buyer’s Title Notice delivered by Buyer to Seller must state that it is a “Buyer’s Title Notice being delivered in accordance with the provisions of Section 4.2.2 of the Purchase Agreement.” The failure of Buyer to deliver to Seller Buyer’s Title Notice on or before the expiration of the Title Review Period shall be deemed to constitute Buyer’s approval of the condition of title to the Real Property as reflected on the Title Report and the Existing Surveys and any new survey obtained by Buyer. If Buyer disapproves any matter of title shown in the Title Report or Existing Survey for the Real Property prior to the expiration of the Due Diligence Period, then this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement (except pursuant to any provisions which, by their terms, survive a termination of this Agreement), the Deposit (and any interest accrued thereon) shall be immediately returned to Buyer and Buyer shall immediately return all Property Information to Seller or destroy the same. Buyer shall have been deemed to have approved any title exception that Seller is not obligated to remove and to which either Buyer did not object as provided above, or to which Buyer did object, but with respect to which Buyer did not terminate this Agreement. Notwithstanding anything stated to the contrary herein, Seller covenants and agrees to remove (or cause to be removed) from the Property (which obligation shall be deemed satisfied if the same is insured over and the amount secured by any of the instruments referenced in clauses (i) and (ii) below have been paid and the holders of the same are obligated to cause the same to be released from the Property) concurrently with the Close of Escrow (i) all deeds of trust, mortgages and/or voluntary liens executed by Seller or expressly assumed by Seller in writing and recorded against the Real Property, and (ii) any involuntary monetary liens (other than mechanic’s liens that are considered Permitted Exceptions, or any other monetary liens for which Buyer receives a credit at Closing) which are of an ascertainable amount, and do not exceed $500,000 in the aggregate and are capable of being removed at Closing upon the payment of no more than $500,000 in the aggregate.
In addition, if any supplemental title commitment or title update issued subsequent to the expiration of the Due Diligence Period contains exceptions for recorded documents that are not set forth in the Title Report (but expressly excluding any exceptions arising out of any matters disclosed on any new or existing survey(s) for the Property) (“New Exceptions”), Buyer will be entitled to object to the New Exceptions by delivery of a notice of objections to Seller on or before the date that is five (5) days following Buyer’s receipt of such title supplement or update. If Buyer fails to deliver to Seller a notice of objections on or before such date, Buyer will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Seller will have not less than three (3) business days from the receipt of Buyer’s notice (and, if necessary, Seller may extend the Closing Date to provide for such three (3) business day period and for three (3) business days following such period for Buyer’s response), within which time Seller may, but is under no obligation to remove the objectionable New Exceptions. If, within the three (3) business day period, Seller or the Title Company does not (or does not agree to) remove the objectionable New Exceptions, then Buyer may terminate this Agreement upon notice to Seller no later than three (3) business days following expiration of the three (3) business day cure period. If Buyer terminates this Agreement, the Deposit plus all interest accrued thereon will be promptly returned to Buyer, and the parties shall be released from all further obligations under this

Agreement (except those that expressly survive termination of this Agreement pursuant to the terms hereof). If Buyer fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those that Seller and/or the Title Company has removed or agreed to remove) will be included as Permitted Exceptions.
4.2.3    Delivery of Title Policy at Closing. Subject to the terms hereof, as a condition precedent to the Close of Escrow, the Title Company shall have issued and delivered to Buyer, or shall have committed to issue and deliver to Buyer, with respect to the Real Property, an ALTA Extended Coverage Owner’s Policy of Title Insurance (2006 Form) (the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Deed (as such term is defined in Section 6.1 hereof) for the Real Property (provided, however, Buyer shall only be entitled to a “standard coverage” title policy if Buyer does not provide the Title Company with a current survey in form sufficient to permit the Title Company to issue the “Extended Coverage”, as and to the extent required by the Title Company to issue same), in the amount of the Purchase Price insuring Buyer as owner of good, marketable and indefeasible fee simple title to the Real Property, subject only to the Permitted Exceptions (as hereinafter defined). For purposes of this Agreement, “Permitted Exceptions” shall mean and include (a) any lien to secure payment of real estate taxes, including special assessments, not delinquent, (b) all matters which could be revealed or disclosed by a physical inspection or a survey of the Real Property and matters affecting the Real Property which are created by or with the written consent of Buyer or which do not materially and deleteriously affect Buyer’s contemplated use of the Real Property, (c) the rights of the tenants, as tenants only, without any right to purchase the Property, under the Leases affecting the Real Property, (d) all exceptions disclosed by the Title Report relating to the Real Property and which are approved or deemed approved by Buyer in accordance with Section 4.2.2 hereof, (e) any exception for liens (or potential liens) for services, labor or materials heretofore or hereafter furnished to the Property for which Buyer is entitled to a credit at Closing pursuant to this Agreement, for which Buyer is expressly responsible for payment under the terms of this Agreement, and/or which arises from any services, labor or materials contracted for by any tenant at the Property and with respect to which any such tenant is responsible for payment under the terms of its Lease, and (f) all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property.
4.3    Inspections; Due Diligence Period.
4.3.1    Inspections in General. Commencing from the Effective Date and continuing through and including the expiration of the Due Diligence Period, Buyer, its agents, and employees shall have a limited license (the “License”) to enter upon the Real Property for the purpose of making non-invasive inspections at Buyer’s sole risk, cost and expense. Before any such entry, Buyer shall provide Seller with a certificate of insurance naming Seller as an additional insured and with an insurer and insurance limits and coverage reasonably satisfactory to Seller. All of such entries upon the Real Property shall be at reasonable times during normal business hours and after at least twenty-four (24) hours prior notice to Seller or Seller’s agent, and Seller or Seller’s agent shall have the right to accompany Buyer during any activities performed by Buyer on the Real Property. Notwithstanding anything stated to the contrary herein, Buyer shall have no right to inspect any of the occupied space in the Real Property, and Buyer shall not contact or speak to any of the tenants under the Leases, unless, in each case, Buyer provides Seller with no less than twenty-four (24) hours prior written notice of such intention and Seller or Seller’s representative has the opportunity to be present during such inspections and/or discussions with tenant; any discussions with tenants shall immediately cease at the tenant’s request and any discussions with tenants must be limited to their existing tenancy, the Property generally, and their premises, and may not involve any lease renegotiations unless approved by Indemnitee. Inspections by Buyer shall not interfere with the rights of tenants. If any inspection or test disturbs the Real Property, Buyer will restore the Real Property to substantially the same condition as existed before the Buyer’s inspection or test. Buyer shall defend, indemnify and hold Seller, Seller’s trustees, officers, tenants, agents, contractors and employees and the Real Property harmless from and against any and all losses, actual out-of-pocket costs, damages, claims, or liabilities, including but not limited to, mechanics’ and materialmens’ liens and Seller’s reasonable out of pocket attorneys’ fees, arising out of or in connection with Buyer’s, or its agents’, contractors’, employees’, or invitees’ entry upon or inspection of the Real Property; provided the foregoing shall not cover any claims and liabilities (a) to the extent caused by Seller or any indemnified party, or (b) relating to a pre-existing matter to the extent merely discovered and not exacerbated by Buyer. The License may be revoked by Seller at any time and shall in any event be deemed revoked upon termination of this Agreement. The provisions of this Section 4.3.1 shall survive the Close of Escrow or the earlier termination of this Agreement.
4.3.2    Environmental Inspections. The inspections under Section 4.3.1 may include non-invasive Phase I environmental inspections of the Real Property, but no Phase II environmental inspections or other invasive inspections or sampling of soil or materials, including without limitation construction materials, either as part of the Phase I inspections or any other inspections, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller’s review and approval. At Seller’s request, and provided that Seller is not in default under this Agreement, Buyer shall deliver to Seller (at no cost to Seller) copies of any Phase II or other environmental reports to which Seller consents as provided above without representation or warranty and with the understanding that Seller will not be entitled to rely on same.
4.3.3    Termination During Due Diligence Period. If Buyer determines, in its sole and absolute discretion, before the expiration of the Due Diligence Period, that the Real Property is unacceptable for Buyer’s purposes, for any reason or no reason, Buyer shall have the right to terminate this Agreement by giving to Seller notice of termination (“Termination Notice”) on or before the expiration of the Due Diligence Period, in which event the Deposit and all interest thereon shall be immediately refunded to Buyer, Buyer shall immediately return all Property Information to Seller (or destroy same) and, except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder. If Buyer determines to proceed with the purchase of the Property pursuant to the terms and subject to the conditions of this Agreement, then Buyer shall, on or prior to the end of the Due Diligence Period, so notify Seller and Escrow Holder in writing

(an “Approval Notice”), in which case Buyer and Seller shall proceed to Closing in accordance with the terms and subject to the conditions of this Agreement. If Buyer fails to deliver to Seller and Escrow Holder an Approval Notice (or does deliver a Termination Notice) on or prior to the expiration of the Due Diligence Period pursuant to this Section, then Buyer shall be deemed to have elected to terminate this Agreement, in which event Buyer shall receive an immediate return of the Deposit, together with interest thereon, Buyer shall return (or destroy) all Property Information to Seller, and neither Buyer nor Seller shall have any further rights, obligations or liabilities under this Agreement, except for those that expressly survive the termination hereof.
4.4    Tenant Estoppel Certificates. Seller shall endeavor to secure and deliver to Buyer by the Closing Date estoppel certificates for all Leases consistent with the information in the Rent Rolls and substantially in the form attached hereto as Exhibit D or such form as may be required under the applicable Leases, dated no earlier than the Effective Date, showing no material adverse matters not disclosed hereunder, will not have been modified in any substantive, adverse manner and shall not reflect any fact or statement that, if true, would result in the breach (in any material respect) of any representation, warranty, covenant or agreement of Seller hereunder (each, a “Conforming Tenant Estoppel”). Notwithstanding the above, Seller shall request an estoppel certificate from each tenant, and shall deliver to Buyer each duly executed estoppel certificate (“Tenant Estoppel Certificate”) received promptly after receipt of same. Further notwithstanding anything contained herein to the contrary, prior to Seller requesting an estoppel certificate from each tenant, Buyer shall have the right to review and point out any inconsistencies with the forms of leases or other property information provided to Buyer on the proposed estoppel certificates before they are sent by Seller to each tenant. If Buyer fails to provide comment to the proposed estoppel certificates within two (2) business days of Buyer’s receipt of such proposed estoppel certificates, Buyer shall be deemed to have approved the proposed estoppel certificates. Notwithstanding anything contained herein to the contrary, Buyer shall notify Seller within three (3) business days of receipt of a copy of any executed Tenant Estoppel Certificate of its approval or disapproval thereof, and the basis of such disapproval, if disapproved; the failure of Buyer to notify Seller within such three (3) business day period of its approval or disapproval of any executed Tenant Estoppel Certificate shall be deemed to be Buyer’s approval of the same. Buyer may terminate this Agreement upon two (2) business days written notice to Seller if, no less than three (3) business days prior to the Closing Date, Seller fails to deliver to Buyer Conforming Tenant Estoppels (or Tenant Estoppel Certificates approved or deemed approved by Buyer), executed by tenants under Leases covering at least eighty-five percent (85%) of the leased square footage of the Real Property (including each of the Major Tenants). As used herein, “Major Tenants” shall mean, individually and collectively, (1) Dixon Hughes Goodman LLP, (2) Naylor Association Solutions, and (3) Zachary Piper LLC.
4.5    Contracts. Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller in writing as to those Contracts, if any, that Buyer would like to assume at Closing, and Seller shall terminate at the Close of Escrow all other Contracts and all other agreements related to the operation, and/or maintenance of the Property, including, without limitation, any property management and leasing agreement(s) (including without limitation those listed in Exhibit C-1 attached hereto), at Closing at Seller’s sole cost and expense. Buyer shall assume the obligations arising from and after the Closing Date under the Contracts that Buyer elects to assume under the terms of this Section 4.5 and, to the extent applicable, the Construction Contracts; provided, however, that, notwithstanding Seller’s termination of the management and leasing agreement(s) listed in Exhibit C-1 attached hereto, and in consideration of Seller’s terminating the same, Buyer shall be responsible for, and Buyer shall assume pursuant to the terms and provisions of the Assignment of Leases and Contracts and Bill of Sale, as hereinafter defined, all leasing commissions payable (notwithstanding the termination of the management and leasing agreement(s)) under the management and leasing agreement(s) after the Close of Escrow arising out of the lease of space in the Property after the Close of Escrow but only to the extent such lease of space is to any tenant disclosed on the protected tenant list (“List of Protected Tenants”), if any, generated by Seller’s leasing agent, as and to the extent permitted and consistent with the leasing management and leasing agreement(s), and provided by Seller to Buyer three (3) business days prior to the Close of Escrow). In addition, Seller hereby is disclosing to Buyer (and Buyer hereby is acknowledging such disclosure) that (i) Seller has entered into those certain construction agreements (collectively, the “Construction Contracts”) listed in Exhibit C-2 attached hereto and made a part hereof and (ii) the work under the Construction Contracts (“Construction Work”) may or may not be completed and/or fully paid for prior to the Closing Date. To the extent that any of the Construction Work is not completed (or if completed, is not paid for) prior to the Closing Date, Buyer shall assume in writing (pursuant to the Assignment of Leases and Contracts and Bill of Sale) Seller’s obligations (whether arising before or after the Closing Date) under the Construction Contracts for which the Construction Work remains unfinished or unpaid, other than those obligations in the nature of indemnifications that arise from facts or circumstances existing prior to the Closing Date (the “Pre-Closing Indemnification Obligations”) and shall be entitled to a credit towards the Purchase Price equal to the remaining unpaid balance under the Construction Contracts (as evidenced by invoices and other documentation reasonably acceptable to Buyer delivered to Buyer by Seller, including, without limitation, any Contractor’s Certificate (as defined in Section 7.1(g) below), but only to the extent (1) the same remains unpaid as of the Close of Escrow, and (2) Buyer has not otherwise received a credit towards the Purchase Price for such unpaid Construction Work either in the form of tenant improvement allowances for the applicable tenants as reflected on Schedule 1-2 and pursuant to Section 5.3 hereof, or otherwise (the “Construction Contract Credit”). Seller shall exercise commercially reasonable efforts to obtain the Contractor’s Certificate(s) to the extent any of the Construction Work remains unsatisfied or unpaid as the Closing Date, but the failure of Seller to obtain any such Contractor’s Certificate(s) shall not constitute a breach or default by Seller hereunder.
4.6    Confidentiality. Prior to the Close of Escrow or in the event the Close of Escrow never occurs, the Property Information and all other information, furnished to, or obtained through inspection of the Real Property by, Buyer, its affiliates, lenders, employees, attorneys, accountants, contractors and other professionals or agents relating to the Real Property (“Buyer’s Representatives”), will be treated by Buyer’s Representatives as confidential, and will not be disclosed to anyone (except as reasonably required in connection with Buyer’s evaluation of the Real Property) except to Buyer’s Representatives who are informed of the confidential nature of such information , and the Property Information will be destroyed or returned to Seller by Buyer if the Close of Escrow does not occur. The terms of this Agreement will not be disclosed to anyone prior to or after the Close of Escrow except to Buyer’s and

Seller’s consultants who agree to maintain the confidentiality of such information and Seller and Buyer agree not to make any public announcements or public disclosures or communicate with any media with respect to the subject matter hereof without the prior written consent of the other party (in their sole and absolute discretion). The confidentiality provisions of this Section 4.6 shall not apply to (i) any disclosures made by Buyer or Seller as required by law, by court order, or in connection with any subpoena served upon Buyer or Seller ; provided Buyer and Seller shall provide each other with written notice before making any such disclosure, (ii) information in the public domain either prior to the date of this Agreement or which becomes a part of the public domain following the date of this Agreement by publication or otherwise not caused by an unauthorized act of Buyer or any of Buyer’s Representatives, (iii) information that was or comes within the possession of Buyer or Buyer’s Representatives from a source that is not known by Buyer or Buyer’s Representatives to be bound, directly or indirectly, by a confidentiality agreement with Seller, (iv) information that is independently developed by Buyer or Buyer’s Representatives without any use of the Property Information or (v) in connection with a dispute among the parties. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Seller’s (or any Seller affiliate’s) or Buyer’s (or any Buyer affiliate’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Seller, Buyer, or their affiliates, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the United States Securities and Exchange Commission) by any REIT holding an interest (direct or indirect) in Seller, and (c) to any broker/dealers in the Seller’s, Buyer’s or any REIT's broker/dealer network and any of the REIT’s or Seller’s or Buyer’s investors. The provisions of this Section 4.6 shall survive the Closing and delivery of the Deed or any earlier termination hereof.

5.	OPERATIONS AND RISK OF LOSS
5.1    Ongoing Operations. During the pendency of this Agreement, but subject to the limitations set forth below, Seller shall operate and manage the Property, and carry on its businesses and activities relating to the Real Property, in the ordinary course, substantially in the same manner as it did before the Effective Date, and Seller shall comply in all material respects with all Leases and the Construction Contracts and shall maintain insurance coverage on the Property comparable to that in effect as of the Effective Date. The key terms of the new and pending lease transactions (the “New and Pending Lease Transactions”) reflected on Schedule 1-1 and Schedule 1-2 attached hereto shall be deemed approved by Buyer for purposes of this Agreement; provided, however, as to any new leases or lease amendments entered into with the tenants described on Schedule 1-1 and Schedule 1-2, if any, Buyer shall have the right to approve such new leases and/or lease amendments in its sole and absolute discretion.
5.2    New Contracts. Following the Effective Date, Seller will not enter into any contract that will be an obligation affecting the Real Property subsequent to the Close of Escrow, or amend, modify or terminate an existing contract (except contracts for usual and customary property management matters entered into in the ordinary course of business that are terminable without cause on 30-days’ notice without the payment of a fee), without the prior written consent of the Buyer, which may be given or withheld in Buyer’s sole and absolute discretion; provided, however, notwithstanding the foregoing, Buyer’s consent shall not be required for any contracts required to enable Seller to comply with the terms of the Leases or zoning regulations or to the extent required to address any health or safety conditions at the Property (“Excluded Contracts”) (further provided that (i) Seller shall endeavor to give reasonably practicable notice to Buyer of Seller’s entering into any such Excluded Contracts and (ii) Buyer shall not be obligated to assume any such Excluded Contracts or be obligated to pay any amounts payable thereunder or in connection therewith). Notwithstanding anything contained herein to the contrary, Buyer will be deemed to have disapproved of any proposed contract for which Buyer’s consent is required unless Seller receives written notice from Buyer, specifically setting forth Buyer’s approval within five (5) days following receipt by Buyer of the proposed contract. Further and notwithstanding anything contained herein to the contrary, Seller may not amend, extend, terminate, or otherwise exercise or waive any right or obligation under the Construction Contracts without Buyer’s prior written approval, which shall be given or withheld in its sole and absolute discretion.
5.3    Leasing Arrangements. (A) Following the Effective Date, Seller shall obtain Buyer’s prior written consent, which may be given or withheld in Buyer’s sole and absolute discretion, before entering into any new lease of space in the Real Property and before entering into a Lease amendment, expansion, or renewal, including without limitation the New and Pending Lease Transactions (to the extent not yet entered into by Seller as of the Effective Date); provided, however, Buyer’s consent shall not be required for any Lease amendments entered into by Seller to the extent expressly required under the applicable Lease that is being amended. Buyer shall be deemed to have disapproved of any new lease or any Lease amendment, expansion, or renewal if it has not notified Seller specifying Buyer’s approval of same, within five (5) days after its receipt of Seller’s written request for consent, together with a copy of the Lease amendment, expansion, or renewal or the new lease. At the Close of Escrow, (a) Buyer shall reimburse Seller for commissions, legal fees, the cost of tenant improvements, and all other leasing costs (other than free rent) and expenses paid by Seller with respect to the New and Pending Lease Transactions that are actually entered into in accordance with this Agreement and listed on, and consistent with, Schedule 1-1 attached hereto, and with respect to all other Lease amendments, expansions or renewals or new leases that were entered into pursuant to this Section 5.3 (to the extent such leasing costs are set forth in such Lease amendment, expansion or renewal or new lease or otherwise disclosed to Buyer in writing at the time such new lease or lease amendment is entered into) between the Effective Date and the Close of Escrow, (b) Buyer shall be entitled to a credit towards the Purchase Price equal to the leasing commissions and tenant improvement allowances (available to the applicable tenant from and after the Closing Date) (i) referred to in Schedule 1-2 attached hereto to the extent such transactions have been entered into and the amounts set forth on Schedule 1-2 attached hereto remain unpaid (or unutilized, as the case may be) as of the Close of Escrow, except Buyer shall not be entitled to a credit at Closing for any portion of the $235,170 tenant improvement allowance for Jefferson Apartment Group, LLC (which tenant improvement allowance is addressed in Section 5.3B below), and (ii) to the extent arising out of an agreement entered into by Seller and the same is not an item for which Seller is entitled to a credit under Schedule 1-1, and (c) at Close of Escrow, Buyer shall assume in writing (pursuant to the Assignment of Leases and Contracts and Bill of Sale) Seller’s obligations (whether arising before or after the Closing Date) under the

Leases referred to in Schedules 1-1 and 1-2 attached hereto (to the extent they have been entered into in accordance with the terms of this Agreement, other than obligations to pay leasing commissions and/or tenant improvement allowances in excess of amounts for which Buyer is receiving a credit, unless any such leasing commissions and/or tenant improvement allowances are set forth in Schedule 1-1 attached hereto), and all new leases and Lease amendments, expansions or renewals entered into in accordance with the terms of this Agreement. The provisions of this Section 5.3(A) shall survive the Closing and delivery of the Deed through September 30, 2017.
(B)    In addition, at the Close of Escrow, Seller shall withhold a portion of the Purchase Price (“Seller TI Escrow”) in the amount of $235,170 (or such lesser amount to the extent the tenant under the Jefferson Apartment Group Lease draws on any portion of the Unused TI Allowance (as such terms are defined below) prior to the Closing, and Seller provides reasonable evidence thereof to Buyer and Escrow Holder prior to Closing) (“Unused TI Allowance Funds”) representing the unused tenant improvement allowance (“Unused TI Allowance”) under the lease with Jefferson Apartment Group, LLC, encumbering the Property (the “Jefferson Apartment Group Lease”). Except as expressly provided to the contrary in this Section 5.3, the Unused TI Allowance Funds shall be used to pay the incurred costs of the Unused TI Allowance in accordance with the terms of the Jefferson Apartment Group Lease. Following receipt of a request for disbursement (that is validly given) from the tenant under the Jefferson Apartment Group Lease of the Unused TI Allowance Funds, Buyer shall have the right to deliver a copy of such request (hereinafter referred to as a “Request”) to Seller and to Escrow Holder, and Escrow Holder shall, within two (2) business days following receipt of such Request, release the requested amount from the Seller TI Escrow to the tenant under the Jefferson Apartment Group Lease (or if previously funded by Buyer to such tenant, to the Buyer) upon written notice to Buyer and Seller of such release. If any Unused TI Allowance Funds remain in the Seller TI Escrow on January 2, 2018, and is not subject of a Request delivered to Escrow Holder prior to such date, then Escrow Holder shall inform Buyer and Seller thereof in writing and Buyer shall have one (1) business day to submit a Request. After such one (1) business day has elapsed, any such amount that is not the subject of a previously delivered Request shall be returned by Escrow Holder to Seller within two (2) business days after such date. Seller and Buyer agree to enter into an escrow agreement (“Escrow Agreement”) with Escrow Holder at the Close of Escrow, in the form attached hereto as Schedule 6, to establish and govern the Seller TI Escrow, consistent with the provisions of this Section 5.3. The provisions of this Section 5.3(B) shall survive the Closing and delivery of the Deed.
5.4    Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened against the Real Property before the Close of Escrow, and risk of loss to the Real Property due to fire, flood or any other cause before the Close of Escrow, shall remain with Seller. If before the Close of Escrow the Real Property or any portion thereof shall be materially damaged, or if the Real Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation thereof, then Seller shall promptly notify Buyer of such event and Buyer may elect to terminate this Agreement by delivering written notice of such election to Seller within five (5) business days after Buyer learns of the damage or taking, in which event Buyer shall no longer be obligated to purchase, and Seller shall no longer be obligated to sell, the Real Property pursuant to this Agreement, this Agreement shall terminate and Buyer shall be entitled to an immediate return of the Deposit, together with interest thereon, and, except for those provisions of this Agreement which expressly survive the termination hereof pursuant to the terms thereof, the parties hereto shall have no further obligations hereunder. If the Closing Date is within the aforesaid 5-business day period, then the Close of Escrow shall be extended to the second (2nd) business day following the end of said 5-business day period. If Buyer makes no such election to terminate this Agreement, and in any event if the damage is not material or a material portion of the Property not taken, this Agreement shall remain in full force and effect, and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Close of Escrow, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any insurance proceeds that may thereafter be made for such damage or destruction, and give Buyer a credit at the Close of Escrow for any deductible under such policies. For purposes of this Section 5.4, the phrase(s) (i) “Material damage” or “Materially damaged” means damage (1) reasonably exceeding three percent (3%) of the Purchase Price of the Real Property or (2) which is not fully insured and for which Buyer will not receive, at Seller's election, a credit in the amount of the uninsured portion of such damage at Closing, (3) which gives tenants under Leases for 10,000 square feet or more in the aggregate (individually or collectively, as applicable, a “Termination Tenant”) the right to terminate their respective Leases, (4) which adversely affects access to or from the Property via public rights of way on a permanent basis, adversely affects access to and/or availability of parking, or causes the Property to be in violation of zoning requirements affecting the Property, and (ii) “material portion” means any portion of the Real Property that has a “fair market value” exceeding three percent (3%) of the Purchase Price of the Real Property, or such portion, the taking of which (1) gives Termination Tenants the right to terminate their respective Leases, (2) adversely affects access to or from the Property via public rights of way on a permanent basis, or adversely affects access to and/or availability of parking, (3) causes the Property to be in violation of zoning requirements affecting the Property, or (4) materially adversely affects the utility or value of the Property. The provisions of this Section 5.4 shall survive the Closing and delivery of the Deed.
5.5    Rights and Remedies Under Leases. From and after the Effective Date, Seller shall not exercise any rights or remedies under or in respect of any Lease, including without limitation applying the amount of any tenant security deposits toward any liability incurred by Seller by reason of any default by any tenant under a Lease, in each case without Buyer’s prior written consent, which may be given or withheld in Buyer’s sole and absolute discretion.

6.	SELLER’S AND BUYER’S DELIVERIES
6.1    Seller’s Deliveries into Escrow. No less than one (1) business day prior to the Closing Date, Seller shall deliver into Escrow (as such term is defined in Section 9 hereof) to the Escrow Holder the following:

(a)    Deed. A deed (the “Deed”) in the form attached hereto as Exhibit E, executed and acknowledged by Seller, conveying to Buyer Seller’s title to the Real Property.
(b)    Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale (“Assignment of Leases and Contracts and Bill of Sale”) in the form of Exhibit F attached hereto, executed by Seller.
(c)    State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Real Property.
(d)    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller substantially in the form of Exhibit G attached hereto.
(e)    Seller’s Reaffirmation. A certificate of Seller confirming whether the representations and warranties made by Seller in Section 11.1 hereof continue to be true and correct in all material respects.
(e)    Rent Roll. An updated Rent Roll, dated no later than five (5) business days prior to the Closing Date.
(f)    Owner’s Affidavit. An Owner’s Affidavit in the form of Exhibit J attached hereto, executed by Seller.
(g)    Escrow Agreement. The Escrow Agreement, executed by Seller.
6.2    Buyer’s Deliveries into Escrow. No less than one (1) business day prior to the Closing Date (except as otherwise expressly provided below), Buyer shall deliver into Escrow to the Escrow Holder the following:
(a)    Purchase Price. Subject to the satisfaction or waiver in writing by Buyer in its sole and absolute discretion of the conditions in Section 7.1, the Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Buyer with the Escrow Holder in immediate, same‑day federal funds wired for credit into the Escrow Holder’s escrow account and deposited in Escrow Holder’s escrow account no later than 1:00 p.m. (California time) on the Closing Date.
(b)    Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale executed by Buyer.
(c)    State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Real Property.
(d)    Escrow Agreement. The Escrow Agreement, executed by Buyer.
6.3    Closing Statements/Escrow Fees; Tenant Notices. Concurrently with the Close of Escrow, Seller and Buyer shall deposit with the Escrow Holder executed closing statements consistent with this Agreement in the form required by the Escrow Holder and, Seller and Buyer shall execute at the Close of Escrow, and deliver to each tenant immediately after the Close of Escrow, tenant notices regarding the sale of the Real Property in substantially the form of Exhibit H attached hereto, or such other form as may be required by applicable state law.
6.4    Post-Closing Deliveries. Immediately after the Close of Escrow, to the extent in Seller’s possession or possession of the Property manager, Seller shall deliver to the offices of Buyer’s property manager, or maintain at the Property: the original Leases; copies or originals of all contracts, receipts for deposits, and unpaid bills (including the Contracts assumed by Buyer at closing); all keys, if any, used in the operation or maintenance of the Real Property; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements. In addition, Seller shall, at no cost and expense (other than at a de minimis cost to Seller), liability or reasonably foreseeable potential liability to Seller, execute transfer documents provided by Buyer in order to assist Buyer to effectuate a transfer of the Domain Names to Buyer. The provisions of this Section 6.4 shall survive the closing through the Survival Period.

7.	CONDITIONS TO BUYER’S AND SELLER’S OBLIGATIONS
7.1    Conditions to Buyer’s Obligations. Without limiting the other conditions precedent expressly set forth in this Agreement, the Close of Escrow and Buyer’s obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Buyer’s benefit (or Buyer’s waiver thereof, it being agreed that Buyer may waive any or all of such conditions in writing in Buyer’s sole and absolute discretion) on or prior to the Closing Date or on the dates designated below for the satisfaction of such conditions:
(a)    All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, subject to any qualifications hereafter made to any of Seller’s representations as provided for in Section 11.1 hereof;
(b)    As of the Closing Date, Seller shall have performed its respective obligations hereunder and all deliveries to be made at Close of Escrow by Seller shall have been tendered;
(c)    There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller that would materially and adversely affect Seller’s ability to perform its respective obligations under this Agreement;
(d)    There shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby;
(e)    Subject to Section 4.4 above, no less than three (3) business days prior to the Closing Date, Seller shall have delivered or caused to be delivered to Buyer, (i) Conforming Tenant Estoppels complying with the provisions of Section 4.4 above, which Conforming Tenant

Estoppels shall be consistent with the information set forth in the Rent Rolls or (ii) Tenant Estoppel Certificates approved or deemed approved by Buyer pursuant to the terms of Section 4.4 above;
(f)    Subject to the terms of Section 4.2.3 above, the Title Company shall be irrevocably and unconditionally committed to issue to Buyer the Title Policy for the Real Property; provided, however, that in the event Buyer shall have obtained a “pro forma” owner’s policy of title insurance from the Title Company (the “Pro Forma”) and shall have delivered written notice and a copy of same to Seller on or prior to the expiration of the Due Diligence Period, such Pro Forma policy shall for all purposes be the form of “Title Policy” to which Buyer is entitled, except that Buyer shall be obligated to accept the Title Policy subject to the Permitted Exceptions; and
(g)    To the extent Buyer is entitled to a Construction Contract Credit under any Construction Contract pursuant to the terms of this Agreement (that is, to the extent Construction Work remains unfinished or unpaid under a Construction Contract), Buyer shall have received an executed contractor’s certificate (“Contractor’s Certificate”) from each of the contractor(s) under the Construction Contract(s) for which Buyer is entitled to receive a Construction Contract Credit, which shall be substantially in the form attached hereto as Schedule 5, and which Contractor’s Certificate shall attach to it a version of the applicable Construction Contract(s) that is the same version of the Construction Contract(s), in all material respects, including without limitation any amendments and/or modifications thereto, that were delivered to Buyer prior to the date hereof.
If, notwithstanding the nonsatisfaction of any such condition, the Close of Escrow occurs, there shall be no liability on the part of Seller for breaches of representations and warranties of which Buyer had Actual Knowledge as of the Close of Escrow. For purposes of this Agreement, the phrase “Buyer’s Actual Knowledge” and phrases of similar import shall mean the actual present knowledge of Kyle Gardner without any duty of inquiry.
7.2    Conditions to Seller’s Obligations.
The Close of Escrow and Seller’s obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Seller’s benefit (or Seller’s waiver thereof, it being agreed that Seller may waive any or all of such conditions) on or prior to the Closing Date or the dates designated below for the satisfaction of such conditions:
(a)    All of Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;
(b)    As of the Closing Date, Buyer has performed its obligations hereunder and all deliveries to be made at Close of Escrow by Buyer shall have been tendered including, without limitation, the deposit with Escrow Holder of the amounts set forth in Section 6.2(a) hereof;

(c)    There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Buyer that would materially and adversely affect Buyer’s ability to perform its obligations under this Agreement;
(d)    There shall exist no pending or threatened action, suit or proceeding with respect to Buyer before or by any court or administrative agency which restrains or prohibits, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby that would materially and adversely affect Buyer’s ability to perform its obligations under this Agreement; and
(e)    Seller shall have received all consents and approvals from all local governmental bodies solely to the extent applicable to similarly situated sellers and properties (i.e., not approvals or consents resulting from Seller’s ownership structure or other items particular to Seller or its direct or indirect owners) from whom such consents and approvals are necessary in order to consummate the Close of Escrow (provided, however, that Seller shall exercise commercially reasonable efforts to obtain such consents, and if any such consents and approvals from the applicable governmental bodies are not received by Seller, then Seller shall not be in breach under this Agreement and shall have the right to extend the Closing Date to a date agreed to by the parties not to exceed thirty (30) days from the originally scheduled Closing Date, and in the event of Seller’s failure to obtain same by the extended Closing Date, this Agreement shall terminate, the Deposit (with any accrued interest) shall be returned to Buyer, Seller shall reimburse Buyer for Buyer’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses), together with invoices and receipts with respect thereto, incurred in connection with Buyer’s due diligence investigations and negotiation and execution of this Agreement, not to exceed $200,000 in the aggregate (inclusive of any amounts to be paid by Seller to Buyer for Buyer’s out-of-pocket expenses that may be payable under other provisions of this Agreement), Buyer shall immediately return all Property Information to Seller, or destroy same, and, except for those provisions of this Agreement that expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder).

8.	CLOSE OF ESCROW; POSSESSION.
8.1    “Close of Escrow” shall mean and refer to Seller’s receipt of the Purchase Price and the other amounts due Seller in accordance with the provisions of Section 9.1(b) below.
8.2    Sole exclusive possession of the Real Property, subject only to the Permitted Exceptions, shall be delivered to Buyer on the Closing Date.

9.	ESCROW.
9.1    Closing. The escrow (the “Escrow”) for the consummation of this transaction shall be established with Escrow Holder at the address indicated in Section 15.1 hereof by the deposit of an original signed copy of this Agreement with Escrow Holder contemporaneously with the execution hereof. This Agreement shall constitute both an agreement among Buyer and Seller and escrow instructions for Escrow Holder. If Escrow Holder requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Buyer hereby agree promptly upon request by Escrow Holder to execute and deliver to Escrow Holder such separate or additional escrow instructions (the “Additional Instructions”). In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide. The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Buyer.
On the Closing Date, provided that the conditions set forth in Sections 7.1 and 7.2 hereof have been satisfied or waived in writing by the party benefitting from such condition, Escrow Holder shall take the following actions in the order indicated below:
(a)    With respect to all closing documents delivered to Escrow Holder hereunder, and to the extent necessary, Escrow Holder is authorized to insert into all blanks requiring the insertion of dates the date of the recordation of the Deed or such other date as Escrow Holder may be instructed in writing by Seller and Buyer;
(b)    Deliver to Seller, in cash or current funds, the Purchase Price, plus or minus, as the case may be, the amounts determined in accordance with the provisions of Section 10 hereof, as reflected on the closing statement, Buyer’s signed counterparts of the Assignment of Leases and Contracts and Bill of Sale and conformed copies of the recorded Deed;
(c)    Record the Deed in the official records of the County in which the Real Property is located;
(d)    Deliver to Buyer those items referred to in Section 6.1 hereof and a conformed copy of the recorded Deed;
(e)    Cause the Title Company to issue the Title Policy for the Real Property in accordance with the provisions of Section 4.2.3 hereof; and
(f)    Deliver to Seller and Buyer a final closing statement which has been certified by Escrow Holder to be true and correct.
9.2    Escrow and Title Charges.
(a)    Upon the Close of Escrow, escrow, title charges and other closing costs shall be allocated between Seller and Buyer as follows:
(i)    Seller shall pay the grantor tax; the regional congestion relief fee; the cost of recording any instruments required to discharge any liens or encumbrances against the Property required to be discharged by Seller at Closing; and one-half (½) of any escrow fees or similar charges of Escrow Holder.
(ii)    Buyer shall pay the premiums for the Title Policy, including, but not limited to, the premium for ALTA extended coverage, if required by Buyer (and any additional costs (including any survey costs) for such coverage and the cost of any endorsements to the Title Policy); one-half (½) of any escrow fees or similar charges of Escrow Holder; and the state grantee tax and local grantee tax payable in connection with the consummation of the transactions contemplated by this Agreement. Any other costs, fees or otherwise, and all other expenses in connection with Closing not expressly provided for above shall be apportioned between the parties as is customary in the county in which the Property is located.
(iii)    Buyer shall pay all costs incurred in connection with Buyer’s updating or recertifying the Existing Surveys or Buyer’s obtaining any surveys for the Real Property.
(iv)    Except to the extent otherwise specifically provided herein, all other expenses incurred by Seller and Buyer with respect to the negotiation, documentation and closing of this transaction, including, without limitation, Buyer’s and Seller’s attorneys’ fees, shall be borne and paid by the party incurring same.
(b)    If the Close of Escrow does not occur by reason of Buyer’s or Seller’s default under this Agreement, then all escrow and title charges (including cancellation fees) shall be borne by the party in default.
9.3    Procedures Upon Failure of Condition. Except as otherwise expressly provided herein, if any condition set forth in Sections 7.1 or 7.2 hereof is not timely satisfied or waived in writing by the party benefitting from such condition in its sole and absolute discretion, for a reason other than the default of Buyer or Seller in the performance of its respective obligations under this Agreement:
(a)    This Agreement, the Escrow and the respective rights and obligations of Seller and Buyer hereunder shall terminate (other than those which expressly survive such termination) at the written election of the party for whose benefit such condition was imposed (in its sole and absolute discretion), which written election must be made (i) within two (2) business days after (but, as to the condition in Section 7.1(e) above, within one (1) business day after) the date such condition was to be satisfied, or (ii) on the date the Close of Escrow was to occur, whichever occurs first;
(b)    Escrow Holder shall return the Deposit to Buyer, shall promptly return to Buyer all funds of Buyer in its possession, including the Deposit and all interest accrued thereon, and to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Holder;
(c)    Buyer shall return to Seller the Property Information or destroy the same and Buyer shall deliver to Seller all Work Product (subject to, and as such term is defined in, Section 15.3 hereof); and
(d)    Any escrow cancellation and title charges shall be borne equally by Seller and Buyer.

10.	PRORATIONS.
All prorations hereinafter provided to be made as of the Close of Escrow shall each be made as of 12:00:01 a.m. on the day of the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Close of Escrow shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Close of Escrow shall be credited to Seller or charged to Seller as applicable.
10.1    Collected Rent. All rent (including, without limitation, all base rents, additional rents and retroactive rents, and expressly excluding tenant reimbursements for Operating Costs, as hereinafter defined) and all other income (and any applicable state or local tax on rent) (hereinafter collectively referred to as “Rents”) collected under Leases in effect on the Closing Date shall be prorated as of the Close of Escrow. Uncollected Rent shall not be prorated and, to the extent payable for the period prior to the Close of Escrow, shall be attributable to Seller. Buyer shall apply Rent from tenants that are collected after the Close of Escrow first to Rents which are due to Buyer after the Close of Escrow, then to rents attributable to the month in which the Close of Escrow occurs and lastly to Rents which were due to Seller prior to the Close of Escrow. Any prepaid Rents for the period following the Closing Date shall be paid over by Seller to Buyer. Buyer will invoice tenants for a period of three (3) months following the Close of Escrow (and shall not be required to take any other action (including without limitation any action to institute legal proceedings or eviction or threaten to institute legal proceedings or eviction)) for any Rents applicable to the period before the Close of Escrow including, without limitation, sending to tenants bills for the payment of past due Rents. In addition to the foregoing, Seller may not pursue collection of any Rents that were past due as of the Closing Date, which means, among other things, that Seller shall have no right to (or to threaten to) terminate any Lease or disturb or terminate any tenant’s occupancy under any Lease in connection therewith. In addition, Buyer shall not receive a credit towards the Purchase Price for any free-rent periods under any new Leases or Lease Amendments entered into after the Effective Date in accordance with this Agreement, but shall be entitled to a credit for free rental periods in existence after the Close of Escrow under existing Leases signed by Seller. The provisions of this Section shall survive the Closing and delivery of the Deed through September 30, 2017.
10.2    Operating Costs and Additional Rent Reconciliation. Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Real Property. To the extent that any additional rent (including, without limitation, estimated payments for Operating Costs) is paid by tenants to the landlord under the Leases based on an estimated payment basis (monthly, quarterly, or otherwise) for which a future reconciliation of actual Operating Costs to estimated payments is required to be performed at the end of a reconciliation period, Buyer and Seller shall make an adjustment at the Close of Escrow for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Operating Costs to the estimated payments at the Close of Escrow. If, as of the Close of Escrow, Seller has received additional rent payments in excess of the amount that tenants will be required to pay, based on the actual Operating Costs as of the Close of Escrow, Buyer shall receive a credit in the amount of such excess. If, as of the Close of Escrow, Seller has received additional rent payments that are less than the amount that tenants would be required to pay based on the actual Operating Costs as of the Close of Escrow, Seller shall receive a credit in the amount of such deficiency; provided, however, Seller shall not be entitled to the portion, if any, of such deficiency for which Seller received a credit at the Close of Escrow under clause (b) of Section 10.3 hereof. Operating Costs that are not payable by tenants either directly or reimbursable under the Leases shall be prorated between Seller and Buyer and shall be reasonably estimated based on the most recent actual bills available by the parties if final bills are not available, and reprorated promptly following receipt of final bills (provided, however, that such reparation must occur prior to or on September 30, 2017, but not thereafter. Notwithstanding anything to the contrary, past due amounts required by tenants in order to pay for or reimburse landlord for Operating Costs shall be treated for all purposes in the same manner as past due rents are treated in Section 10.1 above. The provisions of this Section shall survive the Closing and delivery of the Deed through September 30, 2017.
10.3    Taxes and Assessments. Real estate taxes and assessments imposed by any governmental authority (“Taxes”) with respect to the Real Property for the relevant tax year in which the Real Property is being sold and that are not yet due and payable or that have not yet been paid and that are not (and will not be) reimbursable by tenants under the Leases (or under leases entered into after the Close of Escrow for vacant space existing at the Close of Escrow) as Operating Costs (or for which such tenant is in default) shall be prorated as of the Close of Escrow based upon the most recent ascertainable assessed values and tax rates and based upon the number of days Buyer and Seller will have owned the Real Property during such relevant tax year. Seller shall receive a credit for any Taxes paid by Seller and applicable to (a) any period after the Close of Escrow, and (b) with respect to any such Taxes payable for any period before the Close of Escrow to the extent such amounts are reimbursable as Operating Costs by (i) existing tenants under the Leases and not yet received from such tenants, or (ii) future tenants that may execute leases covering space in the Real Property that is vacant as of the Close of Escrow. Prior to or on September 30, 2017, Buyer and Seller shall re-prorate real estate tax reimbursements based on the actual, final numbers (to the extent available) and reconcile any adjustments due Seller or Buyer (as applicable) and Seller and Buyer shall remit to the other any amount owed to the other on account of such reconciliation on or before September 30, 2017. If, as of the Closing Date, Seller is protesting or has notified Buyer, in writing, that it has elected to protest any Taxes for the Real Property, which Seller may not do for any tax year occurring after the tax year in which the Closing Date occurs, then Buyer agrees that Seller shall have the right (but not the obligation), after the Closing Date, to continue such protest. In such case, any Taxes paid by Buyer after the Closing Date with respect to the Real Property shall be paid under protest and Buyer shall promptly notify Seller of any payments of Taxes made by Buyer with respect to the Real Property. Buyer further agrees to cooperate, at no cost or expense to Buyer, with all reasonable requests of Seller and execute any documents reasonably requested by Seller in connection with such protest so long as same does not expose or potentially expose Buyer to any cost or liability. As to the Real Property, any tax savings received (“Tax Refunds”) for the relevant tax year under any protest, whether filed by Seller or Buyer, shall be prorated between the parties based upon the number of days, if any, Seller and Buyer respectively owned the Real

Property during such relevant tax year after netting out all reasonable out of pocket fees and expenses paid to any third party for processing such protest, including reasonable out of pocket attorneys’ fees. Seller shall have the obligation to refund to any tenants in good standing as of the date of such Tax Refund, any portion of such Tax Refund paid to Seller which may be owing to such tenants, which payment shall be paid to Buyer within fifteen (15) business days of delivery to Seller by Buyer of written confirmation of such tenants’ entitlement to such Tax Refunds and Seller shall cooperate to provide all information in its (or Property manager’s) possession reasonably necessary to make the appropriate calculations hereunder. Buyer shall have the obligation to refund to tenants in good standing as of the date of such Tax Refund, any portion of such Tax Refund paid to it which may be owing to such tenants and Seller shall cooperate to provide all information in its (or Property manager’s) possession reasonably necessary to make the appropriate calculations hereunder. Seller and Buyer agree to notify the other in writing of any receipt of a Tax Refund within fifteen (15) business days of receipt of such Tax Refund. To the extent either party obtains a Tax Refund, a portion of which is owed to the other party, the receiving party shall deliver the Tax Refund to the other party within fifteen (15) business days of its receipt. If Buyer or Seller fail to pay such amount(s) to the other as and when due, such amount(s) shall bear interest from the date any such amount is due to Seller or Buyer, as applicable, until paid at the lesser of (a) twelve percent (12%) per annum and (b) the maximum amount permitted by law. The obligations set forth herein shall survive the Close of Escrow until September 30, 2017, and Buyer agrees that Buyer will cause any transferee to assume the obligations set forth herein.
10.4    Leasing Commissions, Tenant Improvements and Contracts. At Close of Escrow, Buyer shall assume (pursuant to the Assignment of Leases and Contracts and Bill of Sale) the obligation to pay all (a) leasing costs that are due or become due prior to the Closing Date to the extent that the same (i) arise from a new lease or any Lease amendment, extension or expansion hereafter entered into by Seller in accordance with the terms and conditions of this Agreement (including, without limitation, Section 5.3 above) to the extent disclosed in the new Lease or any such Lease amendment, extension or expansion or otherwise disclosed to Buyer in writing at the time the same is entered into, (ii) arise out of any New and Pending Lease Transactions (including, without limitation, the commissions and/or tenant improvements referenced in Section 5.3 hereof) to the extent disclosed in Schedule 1-1 and/or Schedule 1-2, and (b) leasing costs that are due after the Closing Date, to the extent disclosed in the Leases or any new Leases or Lease amendments entered into after the Effective Date (or disclosed in writing to Buyer at the time such new Leases and/or Lease amendments were entered into), or disclosed in Schedule 1-1 and/or Schedule 1-2 attached hereto. Buyer will assume the obligations arising from and after the Closing Date under (i) the Contracts and (ii) the Construction Contract (other than Pre-Closing Indemnification Obligations), pursuant to the terms of Section 4.5 hereof. Buyer and Seller shall each be entitled to the credits, if any, provided for in Section 5.3 hereof. The provisions of this Section shall survive the Closing and delivery of the Deed through September 30, 2017.
10.5    Tenant Deposits. All tenant security deposits for each Lease in the amounts set forth on Schedule 2 attached hereto and any other tenant security deposits obtained in connection with leases entered into in accordance with the terms of this Agreement (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases in accordance with this Agreement shall be transferred or credited, as applicable, to Buyer at the Close of Escrow or placed in escrow if required by law. As of the Close of Escrow, Buyer shall assume Seller’s obligations related to such tenant security deposits, but only to the extent actually transferred or credited to Buyer (“Transferred Security Deposits”). If any security deposits are in the form of a letter of credit, Seller’s obligation to deliver or credit such deposit shall be satisfied by the delivery by Seller of the original letter of credit to Buyer. Seller shall cooperate (at no cost, liability or reasonably foreseeable potential liability to Seller) with Buyer to transfer any such letters of credit, including signing any assignment document requested by the issuer and presented to Seller prior to or after Closing, but expressly excluding any obligation to draw on any letter of credit for the benefit of Buyer. All costs of the assignment of any letter of credit shall be paid by Buyer without prejudice to Buyer’s right to seek reimbursement from a tenant for such costs post-closing if permitted under the respective lease. The provisions of this Section 10.5 relating to any letters of credit shall survive the Close of Escrow through November 30, 2017.
10.6    Utilities and Utility Deposits. Utilities for the Real Property (excluding utilities for which payment is made directly by tenants), including water, sewer, electric, and gas, based upon the last reading of meters prior to the Close of Escrow, shall be prorated. Seller shall be entitled to a credit for all security deposits held by any of the utility companies providing service to the Real Property. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items and Seller shall pay at Close of Escrow the bills therefor for the period to the day preceding the Close of Escrow, and Buyer shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Buyer will receive a credit against the Purchase Price for Seller’s portion as reflected on such bill, attributed to Seller’s period of ownership, and will pay the entire bill prior to delinquency after Close of Escrow. If Seller has paid utilities no more than thirty (30) days in advance in the ordinary course of business, then Buyer shall be charged its portion of such payment at Close of Escrow. Buyer shall be responsible for making any security deposits required by utility companies providing service to the Real Property.
10.7    Owner Deposits. Seller shall receive a credit at the Close of Escrow for all bonds, deposits, letters of credit, set aside letters or other similar items set forth on Schedule 3 attached hereto, if any, that are outstanding with respect to the Real Property that have been provided by Seller or any of its affiliates to any governmental agency, public utility, or similar entity (collectively, “Owner Deposits”) to the extent assignable to Buyer. To the extent any Owner Deposits are not assignable to Buyer, Buyer shall replace such Owner Deposits and endeavor to obtain the release of Seller (or its affiliates) from any obligations under such Owner Deposits; provided, however, that Buyer shall not be required to expend any sum or incur any liability to comply with this sentence. To the extent that any funds are released as a result of the termination of any Owner Deposits for which Seller did not get a credit, such funds shall be delivered to Seller immediately upon their receipt.
10.8    Construction Contract. Buyer shall be entitled to the Construction Contract Credit as set forth in Section 4.5 hereof. The provisions of this Section shall survive the Closing and delivery of the Deed through September 30, 2017.

10.9    Final Adjustment After Closing. If final prorations cannot be made at the Close of Escrow for any item being prorated under this Section 10, then, provided Buyer and Seller identify any such proration (“Post Closing Proration”) in writing before the Close of Escrow, Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Close of Escrow (but in no event later than September 30, 2017 (the “Reproration Date”). Notwithstanding anything to the contrary stated in this Section 10, except as expressly provided above in this Section 10, all prorations under this Section 10 shall be final as of the Close of Escrow and shall not be subject to further adjustment (whether due to an error or for any other reason) after the Close of Escrow. The provisions of this Section shall survive the Closing and delivery of the Deed through September 30, 2017.

11.	SELLER’S REPRESENTATIONS AND WARRANTIES; AS-IS.
11.1    Seller’s Representations and Warranties. In consideration of Buyer’s entering into this Agreement and as an inducement to Buyer to purchase the Real Property from Seller, Seller makes the following representations and warranties to Buyer:
(a)    Seller is a limited liability company organized and in good standing under the laws of the State of Delaware and is qualified and in good standing in the Commonwealth of Virginia. Seller has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Seller is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein.
(b)    There is no agreement to which Seller is a party or to Seller’s Actual Knowledge binding on Seller which would prevent Seller from consummating the transaction contemplated by this Agreement.
(c)    Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
(d)    To Seller’s Actual Knowledge, except as disclosed on Schedule 4 attached hereto, Seller has not received written notice from any governmental agency of any currently pending condemnation proceedings relating to the Property.
(e)    Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or received written notice of the filing (or written notice of any threatened filing) of any involuntary petition by Seller’s creditors, or (iii) received written notice of the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets.
(f)    To Seller’s Actual Knowledge, except as disclosed in Schedule 4 attached hereto, Seller has received no written notice from any governmental agency that the Property or the use and operation thereof violate any applicable federal, state or municipal law, statute, code, ordinance, rule or regulation (including those relating to environmental matters), except with respect to such violations as have been fully cured prior to the date hereof.
(g)    To Seller’s Actual Knowledge, except as disclosed on Schedule 4 attached hereto, except with respect to slip and fall and similar claims or matters covered by Seller’s commercial liability insurance policy, Seller has not received service of process with respect to any litigation that has been filed against Seller (and has not received written notice of any threatened litigation sent by any potential claimant or its counsel) that arises out of the ownership or operation of the Property and would materially affect the Property or the use thereof, or Seller’s ability to perform hereunder.
(h)    To the Seller’s Actual Knowledge, neither Seller nor any of its respective affiliates or constituents, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of restrictions and prohibited persons (“Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any U.S. anti-money laundering law.
(i)    Seller does not hold “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R Section 25103.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.
(j)    Seller has delivered to Buyer correct and complete (in all material respects) copies of the Leases. The schedule of Leases listed on Exhibit C-3 attached hereto is a list of all of the Leases currently affecting the Real Property entered into by Seller or assumed by Seller and to Seller’s Actual Knowledge, are all the Leases currently affecting the Real Property. Seller has not received from any tenant (nor delivered to any tenant) under the Leases written notice of a current default under the Leases which default has not been cured. The Rent Roll attached hereto as Exhibit K is the most recent rent roll relied upon by Seller in the operation of the Real Property. The Rent Roll that Seller shall deliver at Closing pursuant to Section 6.1 hereof is the Rent Roll that Seller uses in the ordinary course of operating the Real Property. Except as set forth on Schedule 2 attached hereto, to Seller’s Actual Knowledge, there are no security deposits, letters of credit or other refundable deposits or prepaid rents being held by Seller pursuant to the Leases. Except as disclosed in Schedules 1-1 and 1-2 attached hereto, to Seller’s Actual Knowledge, (i) there are no outstanding tenant improvement allowances owed by the Seller or tenant improvement obligations of the Seller in connection with the current terms of the Leases; and (ii) there are no leasing or brokerage commissions (or unpaid installments thereof) with respect to any Lease (including renewals, extensions or expansions in connection therewith which have been exercised) which are outstanding. Notwithstanding the foregoing or anything stated to the contrary in this Agreement, upon delivery to Buyer of an executed Tenant Estoppel Certificate that confirms the accuracy of any of the representations and warranties contained in this clause (j) as to the Lease referenced in such Tenant Estoppel Certificate, such confirmed representations and warranties set forth in this clause (j), as to such Lease (but not as to any of the other Leases), shall automatically, without any further action by Seller or Buyer, be void, and shall no longer be of any force or effect.
(k)    Seller has delivered to Buyer correct and complete (in all material respects) copies of all Contracts which will survive Closing (for the avoidance of doubt, a contract containing a “tail obligation” is deemed a contract which will survive the Closing) and be binding on Buyer or the Property, and Seller has not received from any counterparty to such Contracts (nor delivered to any counterparty) under such Contracts written notice of a current default which default has not been cured.
For purposes of this Section 11.1, the phrase “To Seller’s Actual Knowledge” shall mean the actual (and not implied, imputed, or constructive) knowledge of Stephen Close (whom the Seller represents is the asset manager for the Real Property), without any inquiry or investigation of any other parties, including, without limitation, the tenants and the property manager of the Real Property.
The representations and warranties made by Seller in this Agreement shall survive the recordation of the Deed until November 30, 2017, and any action for a breach of Seller’s representations or warranties must be made and filed on or before November 30, 2017. If, after the Effective Date, but before the Close of Escrow, Seller becomes aware of any facts or changes in circumstances that would cause any of its representations and warranties in this Agreement to be untrue at Close of Escrow, Seller may notify Buyer in writing of such fact. In such case, or in the event Buyer obtains information which would cause any of Seller’s representations and warranties to be untrue at Close of Escrow, Buyer, as its sole and exclusive remedy, shall have the right to either (i) terminate this Agreement to the extent that the failure of any such representation or warranty to be true would have a material and adverse effect on the Property or create a material liability of Buyer not contemplated in this Agreement, in which case (1) the Deposit and all interest thereon shall be immediately returned to Buyer, (2) if such representations and warranties were untrue as of the Effective Date (taking into consideration any “Actual Knowledge” qualifier therein), Seller shall reimburse Buyer for Buyer’s out-of-pocket costs and expenses (including reasonable attorneys’ fees), together with invoices and receipts with respect thereto, incurred in connection with Buyer’s pursuit of the transaction contemplated by this Agreement, not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate (inclusive of any amounts to be paid by Seller to Buyer for Buyer’s out-of-pocket expenses that may be payable under other provisions of this Agreement), and (3) neither party shall have any rights or obligations under this Agreement (except for those which survive termination of this Agreement pursuant to the express terms thereof); or (ii) to the extent Buyer is not permitted to terminate this Agreement pursuant to clause (i) above, accept a qualification to Seller’s representations and warranties as of the Close of Escrow and complete the purchase and sale of the Property pursuant to this Agreement, without any rights to recovery for breach of the unqualified representation and warranty. Other than as set forth in the immediately preceding sentence, if Buyer proceeds with the Close of Escrow as set forth in this Agreement (including, without limitation, this Section 11.1), Buyer shall be deemed to have expressly waived any and all remedies for the breach of any representation or warranty discovered by Buyer prior to the Close of Escrow. Additionally, notwithstanding anything contained herein to the contrary, if Buyer obtains knowledge of a breach of a Seller representation or warranty that was untrue on the date hereof (taking into consideration any “Actual Knowledge” qualifier therein), or became untrue as a result of a Seller breach of any covenant or agreement of Seller contained herein, then Buyer shall have the right to terminate this Agreement, receive an immediate return of the Deposit, together with interest thereon, and shall be entitled to recovery of Buyer’s out-of-pocket costs and expenses (including reasonable attorneys’ fees), together with invoices and receipts with respect thereto, incurred in connection with Buyer’s pursuit of the transaction contemplated by this Agreement, not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate (inclusive of any amounts to be paid by Seller to Buyer for Buyer’s out-of-pocket expenses that may be payable under other provisions of this Agreement).
11.2    As-Is. As of the expiration of the Due Diligence Period, Buyer will have:
(a)    examined and inspected the Property and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Property in all respects (including, without limitation, the compliance of the Real Property with the Americans With Disabilities Act of 1990 Pub.L. 101-336, 104 Stat. 327 (1990), and any comparable local or state laws (collectively, the “ADA”)) and by proceeding with this transaction following the expiration of the Due Diligence Period shall be deemed to have determined that the same is satisfactory to Buyer subject to all representations, warranties, covenants and agreements of Seller contained herein;
(b)    reviewed the Property Information and all instruments, records and documents which Buyer deems appropriate or advisable to review in connection with this transaction, including, but not by way of limitation, any and all architectural drawings, plans, specifications, surveys, building and occupancy permits, and any licenses, leases, contracts, warranties and guarantees relating to the Real Property or the business conducted thereon, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Buyer subject to all representations, warranties, covenants and agreements of Seller contained herein;
(c)    reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer subject to all representations, warranties, covenants and agreements of Seller contained herein; and
(d)    at its own cost and expense, made its own independent investigation respecting the Property and all other aspects of this transaction, and shall have relied thereon and on the advice of its consultants in entering into this Agreement, and Buyer, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Buyer subject to all representations, warranties, covenants and agreements of Seller contained herein.
In addition, and notwithstanding anything to the contrary set forth in this Agreement or in the Deed at the time the Deed is recorded (including, without limitation, any express or implied covenants set forth therein), Seller is transferring the Property to Buyer subject to all of the Permitted Exceptions.
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 11.1 OF THIS AGREEMENT AND ANY WARRANTIES OF TITLE CONTAINED IN THE DEED AND ANY OTHER DOCUMENTS DELIVERED AT THE CLOSE OF ESCROW AND ANY COVENANTS OR OBLIGATIONS EXPRESSLY UNDERTAKEN BY SELLER HEREUNDER (“SELLER’S WARRANTIES”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA). BUYER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT BUYER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY. ADDITIONALLY, BUYER AND SELLER HEREBY AGREE THAT (A) EXCEPT FOR SELLER’S WARRANTIES, BUYER IS TAKING THE PROPERTY “AS IS” WITH ALL LATENT AND PATENT DEFECTS AND THAT EXCEPT FOR SELLER’S WARRANTIES, THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE, (B) EXCEPT FOR SELLER’S WARRANTIES, BUYER IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY, AND (C) BUYER TAKES THE PROPERTY UNDER THIS AGREEMENT UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO EXPRESS OR

IMPLIED WARRANTIES (EXCEPT FOR THE LIMITED WARRANTIES OF TITLE SET FORTH IN THE DEED AND SELLER’S WARRANTIES).
WITH RESPECT TO THE FOLLOWING, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER SHALL NOT HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND AND THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND IN EACH CASE, OTHER THAN THE SELLER’S WARRANTIES, IF ANY:

1.	THE CONTENT OR ACCURACY OF ANY REPORT, STUDY, OPINION OR CONCLUSION OF ANY SOILS, TOXIC, ENVIRONMENTAL OR OTHER ENGINEER OR OTHER PERSON OR ENTITY WHO HAS EXAMINED THE PROPERTY OR ANY ASPECT THEREOF;

2.	THE CONTENT OR ACCURACY OF ANY OF THE ITEMS (INCLUDING, WITHOUT LIMITATION, THE PROPERTY INFORMATION) DELIVERED TO BUYER PURSUANT TO BUYER’S REVIEW OF THE CONDITION OF THE PROPERTY; OR

3.	THE CONTENT OR ACCURACY OF ANY PROJECTION, FINANCIAL OR MARKETING ANALYSIS OR OTHER INFORMATION GIVEN TO BUYER BY SELLER OR REVIEWED BY BUYER WITH RESPECT TO THE PROPERTY.
BUYER ALSO ACKNOWLEDGES THAT THE REAL PROPERTY MAY OR MAY NOT CONTAIN ASBESTOS AND, IF THE REAL PROPERTY CONTAINS ASBESTOS, THAT BUYER MAY OR MAY NOT BE REQUIRED TO REMEDIATE ANY ASBESTOS CONDITION IN ACCORDANCE WITH APPLICABLE LAW.
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BUYER IS A SOPHISTICATED REAL ESTATE INVESTOR AND IS, OR WILL BE AS OF THE CLOSE OF ESCROW, FAMILIAR WITH THE REAL PROPERTY AND ITS SUITABILITY FOR BUYER’S INTENDED USE. THE PROVISIONS OF THIS SECTION 11.2 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE DOCUMENTS EXECUTED AT CLOSE OF ESCROW.
/s/ RJH
BUYER’S INITIALS

Notwithstanding anything contained herein to the contrary, Seller shall not be released or discharged from any liability to the extent the same arises out of (i) a breach of a representation or warranty made by Seller under this Agreement that by the express terms of this Agreement survive the Closing, (ii) Seller’s fraud, (iii) Seller’s breach of any provision of this Agreement that by the express terms of this Agreement survives Closing, or (iv) to the extent first arising prior to (or relating to the period prior to) the Closing Date, any claim by a third party for personal injury at the Property that was incurred prior to the Closing Date.
The provisions of this Section 11.2 shall survive the Closing or the earlier termination of this Agreement.

12.	BUYER’S COVENANTS, REPRESENTATIONS AND WARRANTIES; RELEASE; ERISA; INDEMNIFICATION.
In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Real Property to Buyer, Buyer makes the following representations and warranties:
12.1    Buyer’s Representations and Warranties.
(a)    Authority. Buyer is a limited liability company organized and in good standing under the laws of the State of Delaware. Buyer has the legal right, power and authority to enter into this Agreement and will prior to Closing have the power and authority to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Buyer is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein. There is no agreement to which Buyer is a party or, to Buyer’s Actual Knowledge, binding on Buyer which is in conflict with this Agreement.
(b)    Executive Order 13224. To the best of Buyer’s Actual Knowledge, neither Buyer nor any of its respective affiliates or constituents, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the OFAC list of restrictions and Prohibited Persons (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any U.S. anti-money laundering law.
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12.2    Release. By proceeding with this transaction following the expiration of the Due Diligence Period, Buyer shall be deemed to have made its own independent investigation of the Property, the Property Information and the presence of Hazardous Materials on the Real Property as Buyer deems appropriate. Accordingly, subject to the representations and warranties of Seller expressly set forth in Section 11.1 hereof that survive the Closing pursuant to the express terms hereof, and Seller’s covenants, obligations and agreements hereunder (to the extent any such Seller’s covenants, obligations and agreements survive the Closing pursuant to the express terms hereof), and subject to the last sentence of Section 11.2 hereof, Buyer, on behalf of itself and all of its officers, directors, shareholders, employees, representatives and affiliated entities (collectively, the “Releasors”), effective as of the Closing Date, hereby expressly waives and relinquishes any and all rights and remedies Releasors may now or hereafter have against Seller, its successors and assigns, partners, shareholders, officers and/or directors (the “Seller Parties”), whether known or unknown, which may arise from or be related to (a) the physical condition, quality, quantity and state of repair of the Real Property and the prior management and operation of the Real Property, (b) the Property Information or any other information relating to the Property provided to Buyer by Seller or Seller’s agents, (c) the Real Property’s compliance or lack of compliance with any federal, state or local laws or regulations, and (d) any past, present or future presence or existence of Hazardous Materials on, under or about the Real Property or with respect to any past, present or future violation of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i) any and all rights and remedies Releasors may now or hereafter have under the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, and any similar state, local or federal environmental law, rule or regulation, and (ii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Real Property under Section 107 of CERCLA (42 U.S.C.A. §9607). As used herein, the term “Hazardous Material(s)” includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (1) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, or any agency of the United States government, (2) any other material, substance, or waste which is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any laws, rules, regulations or orders of the United States government, or any local governmental body, (3) asbestos, (4) petroleum and petroleum based products, (5) formaldehyde, (6) polychlorinated biphenyls (PCBs), and (7) freon and other chlorofluorocarbons.
Buyer’s Initials:
/s/RJH

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUT SUBJECT TO ALL OF SELLER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN, BUYER, ON BEHALF OF ITSELF AND THE OTHER RELEASORS, HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING OR ARISING FROM, OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR, OR OPERATION OF, THE PROPERTY.
THE FOREGOING WAIVERS, RELEASES AND AGREEMENTS BY BUYER IN THIS SECTION 12.2, ON BEHALF OF ITSELF AND THE RELEASORS, SHALL SURVIVE THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEED AND SHALL NOT BE DEEMED MERGED INTO THE DEED UPON ITS RECORDATION.
12.3    ERISA. Buyer is not purchasing any of the Property with “plan assets” of an Employee Benefit Plan subject to Title I of ERISA or of a plan subject to Section 4975 of the Code.

13.	DEFAULT AND DAMAGES.
13.1    DEFAULT BY BUYER. BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT, IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE SOLELY TO A BUYER DEFAULT (ALL OF THE CONDITIONS TO BUYER’S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED IN WRITING BY BUYER IN ITS SOLE AND ABSOLUTE DISCRETION), SELLER WILL SUFFER DAMAGES IN AN AMOUNT WHICH WILL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, BUYER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF BUYER TO SELLER IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR DUE SOLELY TO A BUYER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF A BUYER DEFAULT. BUYER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL SUSTAIN IN THE EVENT OF SUCH BUYER DEFAULT. BUYER AND SELLER HEREBY AGREE THAT SELLER MAY, IN THE EVENT THE CLOSE OF ESCROW FAILS TO OCCUR SOLELY DUE TO A BUYER DEFAULT AND PROVIDED SELLER IS NOT IN DEFAULT HEREUNDER, AS ITS SOLE AND EXCLUSIVE REMEDY HEREUNDER, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO BUYER AND ESCROW HOLDER, CANCEL THE ESCROW AND RECEIVE THE DEPOSIT AS LIQUIDATED DAMAGES AND ESCROW HOLDER SHALL IMMEDIATELY DELIVER THE DEPOSIT TO SELLER. SUCH RETENTION OF THE DEPOSIT BY SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY. OTHER THAN AS SET FORTH IN THIS SECTION 13.1, UNDER NO CIRCUMSTANCES SHALL BUYER HAVE ANY LIABILITY FOR A BREACH OF ANY PROVISION OF THIS AGREEMENT (OTHER THAN BUYER’S

INDEMNIFICATION OBLIGATIONS HEREUNDER).

NOTHING IN THIS SECTION 13.1 SHALL (A) PREVENT OR PRECLUDE ANY RECOVERY OF ATTORNEYS’ FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 15.5 OR (B) IMPAIR OR LIMIT THE EFFECTIVENESS OR ENFORCEABILITY OF THE INDEMNIFICATION OBLIGATIONS OF BUYER CONTAINED IN SECTION 4.3.1 AND SECTION 14 HEREOF. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.1 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.
Seller’s Initials: /s/CS
Buyer’s Initials: /s/ RJH

13.2    Default by Seller. If Seller defaults in its obligations to sell and convey the Property to Buyer pursuant to this Agreement, Buyer’s sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by the Escrow Holder to Buyer of the Deposit (together with all interest thereon), (b) waive such default and proceed to Close of Escrow as set forth in this Agreement, or (c) to bring a suit for specific performance provided that any suit for specific performance must be brought as to the Property within forty-five (45) days of Buyer’s actual knowledge of Seller’s default, Buyer’s waiving the right to bring suit at any later date to the extent permitted by law; provided further, however, to the extent that Seller causes Buyer’s remedy of specific performance to be unavailable by transferring the Property to a third-party prior to the Closing Date, Buyer shall be entitled to exercise all remedies at law or in equity, including without limitation the right to pursue an action for recovery of Buyer’s actual damages resulting from Seller’s breach of its obligations under this Agreement not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate (inclusive of any amounts to be paid by Seller to Buyer for Buyer’s out-of-pocket expenses that may be payable under other provisions of this Agreement. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before forty-five (45) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within forty-five (45) days following the scheduled Closing Date. This Agreement confers no present right, title or interest in the Property to Buyer and Buyer agrees not to file a lis pendens or other similar notice against the Real Property except in connection with, and after, the proper filing of a suit for specific performance.
13.3    Survival. The provisions of this Article 13 shall survive the Closing and delivery of the Deed or any earlier termination hereof.

14.	BROKER’S COMMISSIONS.
Except for Eastdil Secured, Seller’s broker (whose commission shall be paid by Seller pursuant to a separate agreement between Seller and Seller’s broker), neither party hereto has had any contact or dealing regarding the Real Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein. In the event that any other broker or finder perfects a claim for a commission or finder’s fee, the party responsible for the contact or communication on which the broker or finder perfected such claim shall indemnify, save harmless and defend the other party from said claim and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same. The provisions of this Section 14 shall survive the Closing and delivery of the Deed or any earlier termination hereof until and through November 30, 2017.

15.	MISCELLANEOUS PROVISIONS.
15.1    Notices. All written notices or demands of any kind which either party hereto may be required or may desire to serve on the other in connection with this Agreement shall be served by personal service, by registered or certified mail, recognized overnight courier service or electronic mail transmission. Any such notice or demand so to be served by registered or certified mail, recognized overnight courier service or electronic mail transmission shall be delivered with all applicable delivery charges thereon fully prepaid and, if the party so to be served be Buyer, addressed to Buyer as follows:
Rockpoint Fund Acquisitions, L.L.C.
c/o Rockpoint Group, L.L.C.
Woodlawn Hall at Old Parkland,
3953 Maple Avenue, Suite 300
Dallas, TX 75219
Attn: Ron Hoyl
Email: rhoyl@rockpointgroup.com
and
c/o Rockpoint Group, L.L.C.
500 Boylston Street Suite 1880
Boston, MA 02116
Attn: Kyle Gardner and Joseph Goldman
Email: kgardner@rockpointgroup.com and
jgoldman@rockpointgroup.com

With a copy to:     Gibson, Dunn & Crutcher, LLP
333 South Grand Ave.
Suite 4900
Los Angeles, CA 90071
Attn: Jesse Shapiro, Esq.
Email: JShapiro@gibsondunn.com
and, if the party so to be served be Seller, addressed to Seller as follows:
KBS Capital Advisors LLC
3003 Washington Blvd., Suite 950
Arlington, VA 22201
Attention: Stephen Close
Telephone No.: (202) 552-7551
Fax No.: (202) 697-4636
Email: sclose@kbs.com

with copies thereof to:

James Chiboucas, Esq.
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Telephone No.: (949) 417-6555
Fax No.: (949) 417-6523
Email: jchiboucas@kbs.com
and
Greenberg Traurig
3161 Michelson Drive, Suite 1000
Irvine, California 92612
Attention: L. Bruce Fischer, Esq.
Telephone No.: (949) 732-6670
Fax No.: (949) 732-6501
Email: fischerb@gtlaw.com
and, if the party to be served be Escrow Holder, addressed to Escrow Holder as follows:
First American Title Insurance Company
4401 Waterfront Dr., Ste. 100,
Glen Allen, VA 23060
Attention: Linda Rehak
Telephone: 804-404-4953
Fax: 866-404-6037
Email: lrehak@firstam.com
Service of any such notice or demand so made by personal delivery, registered or certified mail, recognized overnight courier or electronic mail transmission shall be deemed complete on the date of actual delivery (provided that a copy of such notice or demand is delivered by any of the other methods provided above within one (1) business day following receipt of such electronic mail transmission). Either party hereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address to which or a different person to whose attention all such notices or demands are thereafter to be addressed. Counsel for a party may give notice or demand on behalf of such party, and such notice or demand shall be treated as being sent by such party.
15.2    Assignment; Binding on Successors and Assigns. Buyer shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to the Property without the prior written consent of Seller, which consent Seller may withhold in its sole, absolute and subjective discretion; provided, however, Buyer may assign its rights under this Agreement without Seller’s consent to an Affiliate (as hereinafter defined), so long as (i) Buyer provides Seller with notice of such assignment at least four (4) business days before the Closing Date of its intentions to assign its rights under this Agreement to the Affiliate, which notice must be accompanied by the name of such assignee and such assignee’s signature block, (ii) the

Affiliate assumes, jointly and severally, in writing Buyer’s obligations hereunder and the Affiliate agrees in writing to be subject to all of the terms and conditions set forth in this Agreement pursuant to an assignment and assumption agreement substantially in the form attached hereto as Exhibit I and made a part hereof (the “Assignment and Assumption Agreement”), (iii) Buyer shall not be released from its obligations hereunder; and (iv) the assignee to which Buyer is assigning this Agreement is able to make the representation and warranty in Section 12.1(b) herein without violating the same. As used in this Section 15.2, the term “Affiliate” means (a) an entity (which may not consist of more than one entity) that directly or indirectly controls, is controlled by or is under common control with the Buyer, (b) any fund or entity sponsored by Buyer or its direct or indirect owners, or (c) an entity (which may not consist of more than one entity) at least a majority of whose economic interest is owned by Buyer; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations. Any attempted assignment in violation of the provisions of this Section 15.2 without the prior written consent of Seller (if such consent is required hereunder) shall be void and Buyer shall be deemed in default hereunder. Any permitted assignments shall not relieve the assigning party from its liability under this Agreement. Subject to the foregoing, and except as provided to the contrary herein, the terms, covenants, conditions and warranties contained herein and the powers granted hereby shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns, and all subsequent owners of the Property.
15.3    Work Product. Effective upon and in the event of a termination of this Agreement for any reason, provided that Seller is not in default hereunder, Buyer shall assign and deliver to Seller (at no cost to Seller), without representation or warranty or ability to rely on same, and does hereby assign without the need for any further act or instrument (at no cost to Seller and solely to the extent assignable), all reports, plans, studies, documents, written information and the like which has been generated by Buyer’s third party consultants, whether prior to the Opening of Escrow or during the period of Escrow in connection with Buyer’s proposed acquisition, development, use or sale of the Real Property (but excluding any proprietary or confidential information, such as valuation studies, internal memoranda or reports, any financial projections, budgets, appraisals, architectural plans or drawings, or any information which is attorney-client privileged or required to be kept confidential by a written agreement entered into for legitimate purposes and not for the purpose of circumventing this provision; provided, however, that the foregoing limitation shall not apply to any reports which have been generated by Buyer’s third-party consultants relating to the physical condition of the Property) (collectively, the “Work Product”). In such event, Buyer shall deliver the Work Product which has been assigned to Seller not later than five (5) days after the date of the termination of this Agreement, and Seller shall be subject to any and all terms of such Work Product. The Work Product shall be fully paid for and shall not be subject to any lien, encumbrance or claim of any kind. Buyer shall also return all materials and information (including, without limitation, the Property Information) given to it by Seller or its consultants during Escrow, in the same condition as delivered to Buyer, or destroy same. The provisions of this Section 15.3 shall survive any termination of this Agreement.
15.4    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by Seller or Buyer, Seller and Buyer hereby agree to perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter any and all such further acts, deeds and assurances as Buyer or Seller, as the case may be, may reasonably require in order to consummate fully the transactions contemplated hereunder; including, without limitation, reasonably cooperating in connection with the transfer of the Domain Name (at no cost, liability or reasonably foreseeable potential liability to Seller). The provisions of this Section 15.3 shall survive the Closing through November 30, 2017.
15.5    Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought or if an attorney is retained for the enforcement of this Agreement or any portion thereof, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other reimbursement for the reasonable fees of attorneys and other costs (including court costs and witness fees) incurred by it, in addition to any other relief to which it may be entitled. The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment. The provisions of this Section 15.5 shall survive the Closing or the earlier termination of this Agreement.
15.6    Survival of Representations, Warranties, Covenants, Obligations and Agreements. Except as otherwise expressly provided in this Agreement, none of the representations, warranties, covenants, obligations or agreements contained in this Agreement shall survive the Close of Escrow or the earlier termination of this Agreement.

(b)Notwithstanding anything stated to the contrary in this Agreement, following the Closing or earlier termination of this Agreement, any claim under this Agreement that is based upon any breach of a representation or warranty, or a breach of a covenant, obligation or agreement under this Agreement shall be actionable and enforceable if and only if notice of such claim is given to the party which allegedly breached such representation or warranty, or breached such covenant, obligation or agreement on or before the expiration of the applicable survival period, if any, during which the same expressly survives under this Agreement.

(c) Notwithstanding anything stated to the contrary in this Agreement, in no event shall Seller’s liability, if any, with respect to any breach of Seller’s representations, warranties, covenants, or agreements contained herein or in any of the documents executed in connection with the Closing exceed Two Million Six Hundred Five Thousand Dollars ($2,605,000.00) in the aggregate (“Cap on Seller’s Liability”) (provided, however, that the foregoing Cap on Seller’s Liability shall not apply to any attorneys’ fees incurred by Buyer, the indemnification obligations for broker’s commissions under Section 14 above, or prorations in Section 10 hereof).

(d)The provisions of this Section 15.6 shall survive the Closing.
15.7    Entire Agreement. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the parties intend for the literal words of this Agreement to govern and for all prior negotiations, drafts, and other extrinsic communications, whether oral or written, to have no significance or evidentiary effect. The parties further intend that neither this Agreement nor any of its provisions may be changed, amended, discharged, waived or otherwise modified orally except only by an instrument in writing duly executed by the party to be bound thereby. The parties hereto fully understand and acknowledge the importance of the foregoing sentence and are aware that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing, but Buyer and Seller fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any court which may be asked to decide the question. Each party hereto acknowledges that this Agreement accurately reflects the agreements and understandings of the parties hereto with respect to the subject matter hereof and hereby waive any claim against the other party which such party may now have or may hereafter acquire to the effect that the actual agreements and understandings of the parties hereto with respect to the subject matter hereof may not be accurately set forth in this Agreement. The provisions of this Section 15.7 shall survive the Closing or earlier termination of this Agreement.
15.8    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.
15.9    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The provisions of this Section 15.9 shall survive the Closing or earlier termination of this Agreement.
15.10    Headings; Construction. The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa. The use in this Agreement of the term “including” and related terms such as “include” shall in all cases mean “without limitation.” All references to “days” in this Agreement shall be construed to mean calendar days unless otherwise expressly provided and all references to “business days” shall be construed to mean days on which national banks are open for business. The provisions of this Section 15.10 shall survive the Closing or earlier termination of this Agreement.
15.11    Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and failure to perform timely any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of, and non-curable (but waivable) default under this Agreement by the parties so failing to perform. The provisions of this Section 15.11 shall survive the Closing or earlier termination of this Agreement.
15.12    Partial Validity; Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. The provisions of this Section 15.12 shall survive the Closing or earlier termination of this Agreement.
15.13    No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder. The provisions of this Section 15.13 shall survive the Closing or earlier termination of this Agreement.
15.14    Intentionally Omitted.
15.15    Joint Product of Parties. This Agreement is the result of arms-length negotiations between Seller and Buyer and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Agreement and this Agreement shall not be construed against either party. The provisions of this Section 15.15 shall survive the Closing or earlier termination of this Agreement.
15.16    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in California, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. Unless otherwise expressly provided herein, the last day of any period of time described herein shall be deemed to end at 5:00 p.m. (California time).
15.17    Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim for which indemnification is provided by a party in this Agreement, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any actual out of pocket costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel (subject to approval of indemnitor not to be unreasonably withheld), with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding; provided, however, that, notwithstanding anything to the contrary set forth herein, under no circumstances shall indemnitor be required to pay for more than one legal counsel. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Buyer or Seller be liable under this Agreement for consequential, punitive, special or exemplary damages hereunder. The provisions of this Section 15.17 shall survive the Closing and delivery of the Deed or any earlier termination hereof.
15.18    Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby waive any right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The provisions of this Section shall survive the Closing or earlier termination of this Agreement.
15.19    No Personal Liability. Notwithstanding anything stated to the contrary herein, Seller’s liability under this Agreement shall be limited to Seller’s interest in the Property and neither Seller, Seller’s constituent partners and/or members, Seller’s asset manager, nor Seller’s directors, employees or agents shall have any personal liability for any claim, cause of action or other liability arising out of or relating to this Agreement, or the Property, whether based in Contract, common law, statute, equity or otherwise. Notwithstanding anything contained herein to the contrary, in no event shall Buyer’s constituent partners and/or members, nor Buyer’s directors, employees or agents have any personal liability for any claim, cause of action or other liability arising out of or relating to this Agreement or the Property, whether based in contract, common law, statute, equity or otherwise. The provisions of this Section 15.19 shall survive the Closing or earlier termination of this Agreement.
15.20    Joint and Several Liability. If Buyer is composed of more than one individual or entity, all obligations and liabilities of Buyer under this Agreement shall be joint and several as to each of the individuals or entities who compose Buyer. The provisions of this Section 15.20 shall survive the Closing or earlier termination of this Agreement.
15.21    Post-Closing Net Worth Requirement.  Seller hereby covenants that, from the Closing Date through November 30, 2017 (the “Survival Period”), or, in the event Buyer has properly brought an action against Seller for the breach of any of Seller's representations, warranties, covenants and agreements that expressly survive Closing, to the conclusion of such action, Seller shall have and maintain a net worth of no less than the Cap on Seller’s Liability.   By signing this Agreement in the signature place provided below, KBS REIT Properties, LLC, a Delaware limited liability company, covenants and agrees that Seller shall comply with the provisions of this Section 15.21.  The provisions of this Section 15.21 shall survive the Closing through the date that Seller is obligated to comply with the provisions of this Section 15.21.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.
[Signatures on following pages]

“BUYER”
ROCKPOINT FUND ACQUISITIONS, L.L.C.,
a Delaware limited liability company

By:	/s/ Ron J. Hoyl

Name:	Ron J. Hoyl

Title:	Vice President

“SELLER”
KBS TYSONS DULLES PLAZA, LLC,
a Delaware limited liability company

By: KBS REIT ACQUISITION XXXIII, LLC,
a Delaware limited liability company,
its sole member

By: KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By: KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By: KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
its general partner

By: /s/ Charles J. Schreiber, Jr.,
Charles J. Schreiber, Jr.,
Chief Executive Officer

The undersigned is executing this Agreement solely for the purpose of agreeing to the provisions of Section 15.21.

By:	KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
its general partner

By:	/s/ Charles J. Schreiber, Jr.,
Charles J. Schreiber, Jr.,
Chief Executive Officer

AGREED TO THIS ____
DAY OF ____________, 2017,
AS TO PROVISIONS RELATING
TO ESCROW HOLDER:

FIRST AMERICAN TITLE INSURANCE COMPANY
By /s/ Authorized Signatory
Name    Authorized Signatory
Its VP/Div. Manger and Counsel

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	--		Description of Real Property
EXHIBIT B	--		Description of Personal Property
EXHIBIT C-1	--		List of Contracts
EXHIBIT C-2	--		List of Construction Contracts
EXHIBIT C-3	--		List of Leases
EXHIBIT D	--		Form of Tenant Estoppel Certificate
EXHIBIT E	--		Form of Deed
EXHIBIT F	--		Form of Assignment of Leases, Contracts and Bill of Sale
EXHIBIT G	--		Form of FIRPTA Affidavit
EXHIBIT H	--		Form of Tenant Notice
EXHIBIT I	--		Form of Assignment and Assumption
EXHIBIT J	--		Form of Owner's Affidavit
EXHIBIT K	--		Rent Roll
SCHEDULE 1-1		--	Description of New and Pending Lease Transactions – Buyer's Responsibility
SCHEDULE 1-2		--	Description of New and Pending Lease Transactions – Seller's Responsibility
SCHEDULE 2		--	Tenant Security Deposits
SCHEDULE 3		--	Owner Deposits
SCHEDULE 4		--	Disclosures
SCHEDULE 5		--	Form of Contractor's Certificate
SCHEDULE 6		--	Escrow Holdback Agreement

EXHIBIT A
Description of Real Property

PARCEL I:
Residue of Parcel "C" containing 4,03211 acres, more or less, as the same is shown on a plat attached to the Deed of Vacation, Resubdivision and Dedication recorded in Deed Book 6715 at page 1633, among the land records of Fairfax County, Virginia.
TOGETHER WITH AND SUBJECT TO the easements, rights of way, permissions, restrictions, covenants, conditions, agreements and provisions contained in the Reciprocal Easement and
Joint Development Agreement recorded in Deed Book 6111 at page 1747, as amended by instrument dated January 8, 1988, recorded in Deed Book 7237 at page 1266, among the aforesaid land records.
And
Outlot "C" containing 270 square feet of land, more or less, as the same is shown on a plat attached to the Deed of Dedication, Deed of Easement, Deed of Vacation and Release recorded in Deed Book 6399 at page 815, among the land records of Fairfax County, Virginia.
Tax Map Numbers: 029-1-01-0067C and 029-1-01-0068

PARCELL II:
Residue Parcel "A", Division of the land of Tysons Dulles General Partnership as dedicated, platted and recorded in Deed Book 6111, page 1734:
LESS AND EXCEPT that portion of the above described parcel dedicated to public street purposes by Deed of Dedication, Deed of Easement, Deed of Vacation and Release recorded in
Deed Book 6399 at page 815.
TOGETHER WITH AND SUBJECT TO the easements, rights of way, permissions, restrictions, covenants, conditions, agreements and provisions contained in the Reciprocal Easement and
Joint Development Agreement recorded in Deed Book 6111 at page 1747, as amended by instrument dated January 8, 1988, recorded in Deed Book 7237 at page 1266, as recorded among the aforesaid land records.
Said Property is also described by metes and bounds as follows:
Beginning at a point marking the intersection of the Southerly R/W line of the Dulles Airport
Toll Road with the Westerly R/W line of Spring Hill Road (Route #684): thence with the said
R/W line of Spring Hill Road the following courses: S 08 degrees 58' 53" E, 207.01 feet; with a curve to the right whose radius is 52.00 feet (and whose chord is S 36 degrees 59' 20" W, 74.77 feet) an arc distance of 83.44 feet; S 82 degrees 57' 32" W, 4.35 fee; with a curve to the left whose radius is 456.86 feet (and whose curve is S 72 degrees 27' 12" W, 166.60 feet) and arc distance of 167.54 feet; with a curve to the left whose radius is 257.86 feet (and whose chord is S
63 degrees 18' 58" W. 20.67 feet) an arc distance of 20.68 feet; S 85 degrees 15' 24" W, 53.90 feet; S 16 degrees 37' 05" W, 48.20 feet; with a curve to the left whose radius is 432.00 feet (and whose chord is S 40 degrees 53' 25" W, 109.82 feet; S 56 degrees
23' 34" E, 12.00 feet; with a curve to the left whose radius is 420.00 feet (and whose chord is S
29 degrees 17' 18" W, 63.26 feet) an arc distance of 63.32 feet and with a curve to the right whose radius is 27.00 feet (and whose chord is S 29 degrees 12' 27" W, 3.99 feet) an arc distance of 4.00 feet to a point on an Easterly line of Parcel "C", Springhill Dulles Limited Partnership;
thence departing from the road and running with the Easterly lines of the said Parcel "C" the following courses: N 26 degrees' 09" W, 131.41 feet; N 63 degrees 32' 51" E, 95.00 feet and
N 26 degrees 27' 09" W, 663.50 feet to a point on the aforementioned Southerly R/W line of
Dulles Airport Toll Road; thence with the Southerly R/W line of Dulles Airport Toll Road the following courses: S 72 degrees 52' 44" E, 134.92 feet; S 71 degrees 27' 09" E, 424.05 feet and S
59 degrees 09' 38" E, 110.5 feet to the point of beginning, containing 4.99394 acres of land, more or less.
Tax Map Number : 029-1-01-0067A

PARCELL III:
Residue of Parcel "D", containing 5.64022 acres, more or less, as shown on Deed of Vacation,
Resubdivision and Dedication recorded in Deed Book 6715 at page 1633, among the land records of Fairfax County, Virginia. Said property was originally dedicated as Parcel B in Deed
Book 6111 at page 1734, among the said land records. Being more particularly described by metes and bounds as follows:

Beginning at a point on the northerly right of way line of Tyco Road (Route #3888) marking the southeasterly corner of Tyco Park; thence departing from the road and running with the easterly lines of Tyco Park the following courses: N 20 degrees 18' 45" E, 599.28 feet, N 84 degrees 37'
45" E, 218.69 feet, and N 34 degrees 42' 18" E, 194.24 feet to a point on the southerly right of way line of Dulles Access and Toll Road (Rt. 267); thence with the southerly right of way line of
Dulles Access and Toll Road, S 79 degrees 42' 21" E 180.33 feet and S 72 degrees 52' 44" E,
80.28 feet to a point marking the northwesterly corner of Residue Parcel "A", Tysons Dulles
Associates Limited Partnership; thence with the westerly line of said Parcel "A", S 26 degrees
27' 09" E, 119.01 feet to a point marking the most northerly corner of Residue Parcel "C",
Springhill Dulles Limited Partnership; thence with the northerly and the westerly line of said
Parcel "C" the following courses: S 63 degrees 32' 51" W, 36.92 feet, S 26 degrees 27' 09" E,
98.08 feet, S 18 degrees 32' 51" W, 14.14 feet. S 63 degrees 32' 51" W, 46.08 feet; S 18 degrees
32' 51" W, 49.38 feet, S 26 degrees 27' 09" E, 68.83 feet, S 63 degrees 32' 51" W, 184.08 feet, and S 52 degrees 36' 17" W, 12.98 feet to a point marking the most easterly corner of a VEPCO property; thence with the boundary line of the VEPCO property the following courses: N 55 degrees 24' 54" W, 354.87 feet, S 34 degrees 41' 00" W, 399.63 feet, S 00 degrees 09' 50" E,
57.32 feet, and S 23 degrees 57' 02" E, 63.71 feet to a point on the aforementioned northerly right of way line of Tyco Road; thence with the northerly right of way line Tyco Road the following courses: S 89 degrees 48' 42" W, 106.23 feet, S 89 degrees 33' 23" W, 25.71 feet, and
S 89 degrees 53' 59" W, 22.75 feet to the point of beginning, containing 5.64022 acres of land, more or less.
TOGETHER WITH AND SUBJECT TO the easements, rights of way, permissions, restrictions, covenants, conditions, agreements and provisions contained in the Reciprocal Easement and
Joint Development Agreement recorded in Deed Book 6111 at page 1747, as amended by instrument recorded in Deed Book 7237 at page 1266, among the aforesaid land records.
Tax Map Number: 029-1-01-0069

EXHIBIT B
Description of Personal Property

BUILDING MACHINERY/TOOLS:
3	Snow shovels
1	American Flag
1	Virginia Flag
1	Voltage Detector
1	Electric Meter
10	Drain cleaning snake
5	Tin Snips
1	Volt Tester
1	Circuit Tracer
1	Wet vacuum
6	Ladders
1	Magnehelic Gauge
3	Umbrella Holders
1	Body Fat Scale
20	Wowen basket trays
4	Floor Sign Holders
2	Athletes Foot Spary Machine
1	Shoe Shining Machine
1	Festival Canopy
6	Fitted table clothes with logo
25	Conference room chairs
3	Chair dolly
COMPUTER EQUIPMENT:
1	EMS Computer and software

o   Fitness center equipment (Leg Press, Super Bench, Dip/Chin assist)
o   20 pieces of artwork in the conference center

EXHIBIT C-1
List of Contracts

(Attached)

Vendor	Service
Red Coats	Janitorial
Pleasant Valley	Landscaping
Capitol Concierge	Concierge
ConServ	Trash Removal/Recycling
Datawatch	Acces Control and Alarm Monitoring
Distinctive Planting	Interior Landscaping
Clean & Polish	Window Washing
Triple S	Pest Control
Albigero	Building Automation (1410)
Siemens	Building Automation (all buildings)
Lee Quigley	Wood/marble/Steel Maintenance
MONA	Emergency Generator Testing
MONA	Thermographic Survey
ATS Fire Protection	Fire Alarm/Sprinkler Testing
Kingstowne Lawn	Exterior Holiday Lights
Thyssen Krupp	Elevator
EnerG Wellness	Fitness Center Equipment Maintenance
Peakland	Coffee Services
Imperial Parking	Shuttle Services
Valcourt	American Flag Hanging
Bond Water	HVAC Water Treatment
Ameritel	Copy Machine
Single Source	Phone/Internet
Transwestern Carey Winston, L.L.C.	Real Estate Property Management Agreement

G&E Real Estate, Inc.	Leasing Services Agreement

EXHIBIT C-2
List of Construction Contracts

Vendor	Service	Date of Construction Contract
Diamond GC	Restroom Renovations	March 29, 2017
Commercial Roofing and Sheet Metal	Roof Replacement (1410)	February 21, 2017
Dominion Mechanical	SCU Replacements (all 3 buildings)	July 25, 2016

EXHIBIT C-3
List of Leases
(Attached)

Tenant Name	Suite Number	Lease Document	Date
Hot Yoga, LLC	130	Lease Agreement	10/30/2009
Storage Space License Agreement	2/1/2014
First Amendment	8/3/2015
Second Amendment	2/2/2017
Transwestern Carey Winston LLC	105	Lease Agreement	4/1/2016
Joon & Wayne Enterprises, LLC	155	Lease Agreement	9/23/2016
Ascella Technologies, Inc.	160	Lease Agreement	2/22/2010
First Amendment	2/27/2013
Second Amendment	5/24/2017
Camden Development, Inc	200	Lease Agreement	10/15/2007
First Amendment	12/27/2013
Photo Finale Inc	202	Lease Agreement	7/29/2016
Spry Methods, Inc.	300	Lease Agreement	2/3/2016
Jones Robb, PLLC	325	Lease Agreement	5/12/2016
CCS Research Corp.	335	Lease Agreement	7/23/2012
Black M.D & Kletz M.D., P.C.	350	Lease Agreement	3/28/1994
First Addendum to Lease	3/28/1994
Lease Extension Agreement	2/24/2004
Second Amendment	9/30/2013
Marashlian & Donahue, LLC	400/401	Lease Agreement	10/5/2011
First Amendment	2/10/2014
Jefferson Apartment Group, LLC	420/470/B002D	Lease Agreement	6/14/2010
Storage Space License	12/14/2010
First Amendment to Storage License	10/14/2011
First Amendment to Lease	8/1/2012
Second Amendment to Storage License	1/29/2014
Second Amendment to Lease	1/29/2014
Storage Space License Agreement	11/24/2015
Third Amendment to Lease	6/28/2016
First Amendment to Storage Space License dated	7/11/2016
Eberle Communications Group	490/475/480/480A/P001	Lease Agreement	3/25/1994
First Amendment to Lease	1/22/1999
First Amendment to Lease	3/29/1999
Second Amendment to Lease	5/20/2004
Third Amendment to Lease	1/28/2008
Fourth Amendment to Lease	6/1/2009
Fifth Amendment to Lease	9/6/2003
Dynalectric Company	500	Lease Agreement	9/5/1989
First Addendum	9/5/1989
Second Addendum	6/28/1991
Amendment to Lease	7/19/1996
Consent to Sublease/Sublease Agreement	4/29/1998

		Third Amendment	3/6/2000
		Second Lease Extension Agreement	3/10/2005
		Fifth Amendment	2/13/2009
		Sixth Amendment	7/9/2015
Sphere of Influence, Inc.	525	Lease Agreement	6/10/2009
		First Amendment	3/24/2016
XScion Solutions, LLC	550	Lease Agreement	3/29/2012
		First Amendment	9/22/2014
Creative Systems and Consultin	570	Lease Agreement	4/28/2017
Emcor Construction Services	580	Lease Agreement	7/9/2013
Source Office Suites of Tyson	600	Lease Agreement	7/18/1997
		First Amendment to Lease	2/6/2001
		Second Amendment to Lease	2/6/2001
		Second Lease Extension Agreement	12/28/2007
		Fourth Amendment to Lease	10/26/2012
Wells & Associates, Inc.	610	Lease Agreement	10/26/2012
Velsor Properties, LLC	100	Lease Agreement	3/9/2012
		First Amendment	5/19/2017
Dr's Passero & Feeney & Assoc	101/105A	Lease Agreement	7/17/1989
		First Amendment	3/16/1995
		Assignment Agreement	2/3/1999
		Second Amendment	9/20/1999
		Third Amendment	4/28/2003
		Assignment Agreement	12/1/2003
		First Lease Extension Agreement	7/26/2005
		Amended and Restated Lease	6/26/2014
ELIM Spring Hill Cafe, Inc.	102	Lease Agreement	6/25/1991
		First Assignment	7/22/1997
		First Amendment to Lease	6/15/2001
		Second Amendment to Lease	2/20/2005
		Third Amendment to Lease	6/5/2008
		Fourth Amendment	9/20/2012
		Second Assignment	9/20/2012
CSPC Mgmt Service Organization	103	Lease	9/22/2009
		Assignment and Assumption of Lease	11/1/2012
		Consent, Assignment and Assumption of Amendment	1/1/2014
Anderson Cooper Group, PC	104	Lease Agreement	10/9/2000
		First Amendment	9/5/2006
		Second Amendment	3/15/2011
		Third Amendment	3/28/2013
		Fourth Amendment	7/17/2005
Myung-Hee Chun	107	Lease Agreement	9/27/1989
		First Amendment	12/21/1999

		Second Amendment	5/10/2005
		Third Amendment	9/2/2009
		Fourth Amendment	2/25/2015
		Fifth Amendment	12/31/2015
Trowbridge & Trowbridge, LLC.	200	Lease Agreement	8/6/2014
		First Amendment	12/16/2015
Avineon, Inc	300/300A	Lease Agreement	9/18/2012
		First Amendment	11/9/2012
		Second Amendment	8/2/2013
THE OLCOTT CONSULTING GROUP	320/B002C	Lease Agreement	8/7/2015
CYREN, INC.	330	Lease Agreement	7/27/2016
Savant Capital, LLC	400/400A	Lease Agreement	8/29/2003
		First Amendment to Lease	4/26/2010
		Assignment to Lease	6/25/2012
		Second Amendment to Lease	12/31/2014
Keystone Asset Management, Inc	425A	Lease Agreement	5/21/2012
A-Tek, Inc.	450	Lease Agreement	10/22/2015
Six3 Intelligence Solutions	150/500/525	Lease Agreement	9/19/2006
		First Amendment dated November 17, 2006	11/17/2006
		Second Amendment dated March 12, 2007	3/12/2007
		Third Amendment dated November 12, 2007	11/12/2007
		Fourth Amendment dated May 26, 2009	5/26/2009
		Fifth Amendment dated March 12, 2014	3/12/2014
Lee Hecht Harrison, LLC	550	Lease Agreement	9/11/2012
ENC Marketing & Communication	575	Lease Agreement	11/28/2011
		Consent to Sublease	12/1/2015
RLJ-Naylor Holdings, Inc.	600	Lease Agreement	2/12/2015
		First Amendment	11/5/2015
Consent to Sublease
Employee Benefits Corporation	125/150/175	Lease Agreement	1/31/2001
		Storage Space Lease	1/28/2004
		First Amendment to Lease and First Lease Extension	9/28/2007
		First Amendment to Storage Space Lease	8/26/2009
		Second Amendment	6/23/2011
International Foodservice Dist	210	Lease Agreement	12/20/2007
ZACHARY PIPER LLC	300/305	Lease Agreement	9/2/2015
		First Amendment	8/8/2016
Kaiser Scherer & Schlegel	400/B002A	Lease Agreement	7/7/2004
		Storage Space Lease	9/28/2005
		First Amendment	3/13/2006
		Sublease Agreement	4/1/2013
		Second Amendment	1/3/2014
		First Amendment to Storage Space Lease	1/3/2014

		Second Amendment to Storage Space Lease	8/11/2016
Washington Financial Group LLP	425	Lease Agreement	11/5/2009
West Publishing Corporation	100/140/301/450	Lease Agreement	9/28/2012
		First Amendment to Lease	3/18/2015
		Second Amendment to Lease	12/6/2016
The IQ Business Group	460	Lease Agreement	12/9/2014
Dixon Hughes Goodman, LLP	200/500	Lease Agreement	12/29/2010
		First Amendment	5/5/2011
		Second Amendment	3/23/2017
BGC Brokers,US, L.P.	600	Lease Agreement	10/17/2014
TW Telecom of Virginia, LLC	B3/B3	Access License Agreement	9/18/2014
Zayo Group, LLC	ROOF3	Access License Agreement	12/12/2014
Washington, D.C. SMA Limited Partnership dba Verizon Wireless	ROOF1/G101	Building Lease Agreement	7/31/1997
		First Amendment	9/6/2001
		Second Amendment	5/19/2017
New Cingular Wireless, PCS, LLC (AT&T)	ROOF2	Antenna License Agreement	9/19/2011
		Notice of Intent to Extend Lease	4/26/2016
Nextel Communications of the Mid-Atlantic, Inc.	CT04/ROOF1	Antenna Site License Agreement	10/1/2003
		First Amendment	1/15/2008
		Renewal of Antenna Site License Agreement	9/4/2013

EXHIBIT D
Form of Tenant Estoppel Certificate

(Attached)

TENANT ESTOPPEL CERTIFICATE
The undersigned (“Tenant”) hereby certifies to _______________________________________, a ________________________________ (“Landlord”), and ________________________, a _____________________________, and its current and future lenders, and the successors and assigns of each of the foregoing (collectively, “Buyer”), as of the date of this estoppel certificate (“Estoppel Certificate”):
A.    Tenant is the Lessee under that certain Lease dated ________________ relating to __________________ (the “Premises”), together with any amendments thereto (collectively, the “Lease”).
B.    The dates of all amendments to the Lease are as follows:
        .
C.    There are no other agreements, oral or in writing, between Landlord and Tenant with respect to the Premises or the Lease excepted as identified above.
D.    The Lease is in full force and effect.
E.    To Tenant’s actual knowledge, no default exists under the Lease by Landlord.
F.    To Tenant’s actual knowledge, Tenant has no claim or demand against the Landlord and no claims, defenses or offsets against rental due or to become due under the Lease.
G.    Monthly base rent is equal to $______ and has been paid through _________________, 20__. There is no prepaid rent except $__________.
H.    Tenant’s security deposit held by Landlord is $______________________.
I.     Tenant has no right or option to purchase any portion of the real property upon which the Premises are situated.
J.    The Lease terminates on ___________, 20__ subject to any renewal option(s) set forth in the Lease.
K.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows: _____________________________________________________________________________.
L.    (i) To Tenant’s knowledge, all work to be performed for Tenant under the Lease has been performed as required and has been accepted by Tenant, and (ii) all payments, free rent, or other credits, allowances or abatements to be made available for Tenant’s benefit have been made, except ___________________________________________________.
M.    Tenant has no right to occupy any additional space at the Property except as expressly set forth in the Lease.

N.    A true, correct and complete copy of the Lease is attached hereto as Exhibit A.
If a blank in this document is not filled in, the blank will be deemed to read “none”.
If Tenant is a corporation or other entity, the undersigned signatory is duly appointed officer or other signatory and has the authority to bind the Tenant.
Tenant acknowledges that this Estoppel Certificate is being given in order to induce Buyer to purchase the property of which the Premises are a part, and to take on the obligations of Landlord. Buyer is entitled to rely upon this Estoppel Certificate.
Dated:    __________________, 2017

“TENANT”

By:	(Print Name) (Title)

Exhibit A to Tenant Estoppel Certificate
Lease and Lease Amendments
(to be attached)

EXHIBIT E
Form of Deed

(Attached)

SPECIAL WARRANTY DEED

THIS DOCUMENT WAS PREPARED OUTSIDE
THE COMMONWEALTH OF VIRGINIA.

PREPARED BY:
Greenberg Traurig, LLP
3161 Michelson Drive, Suite 1000
Irvine, CA 92612
Attn: L. Bruce Fischer, Esq.

AFTER RECORDING, return to: Gibson, Dunn & Crutcher, LLP 333 South Grand Ave. Suite 4900 Los Angeles, CA 90071 Attn: Jesse Shapiro
Tax Map Reference No.: ____________
Consideration: $____________
Assessed Value:
  Land: $____________
  Improvements: $____________
Total Value: $____________

Grantee’s address:

                            c/o Rockpoint Group, L.L.C.
Woodlawn Hall at Old Parkland
3953 Maple Avenue, Suite 300
Dallas, Texas 75219
Attention: Ron Hoyl

THIS SPECIAL WARRANTY DEED is made this ____ day of _________, 2017, by and between KBS TYSONS DULLES PLAZA, LLC, a Delaware limited liability company, having an address of 800 Newport Center Drive, Suite 700, Newport Beach, California 92660 (“Grantor”), and ____________________, a _________________, having an address of ___________________________________________ (“Grantee”).

For the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Grantor does grant, bargain, sell and convey to Grantee, its successors and assigns, in fee simple, the land, buildings and improvements known as [____________], located at [__________], and which land is described on Exhibit A hereto (said land, building and improvements being collectively referred to as the “Property”),
Together with all and singular the hereditaments and appurtenances thereunto belonging, or in any wise appertaining; and the reversion or reversions, remainder or remainders, rents, issues, and profits thereof; and all the estate, right, title, interest, claim, or demand whatsoever, of Grantor, either in law or in equity, of, in, and to the Property, with the said hereditaments and appurtenances;
The Property is conveyed subject to (i) all matters of record, (ii) all interests of tenants in possession of the Property (with no right to purchase the Property or any part thereof), and (iii) a lien not yet delinquent for taxes, and any general or special assessments against the Property
Signatures on following page.

IN WITNESS WHEREOF, Grantor has duly executed this Special Warranty Deed as of the day, month and year first above written.

GRANTOR:

KBS TYSONS DULLES PLAZA, LLC,
a Delaware limited liability company

By:    KBS REIT ACQUISITION XXXIII, LLC,
a Delaware limited liability company,
its sole member

By:    KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By:    KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
its general partner

By:    ________________________________
Charles J. Schreiber, Jr.,
Chief Executive Officer

[Acknowledgement appears on following page]

ACKNOWLEDGEMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California
County of     )

On	before me, (insert name and title of the officer)
personally appeared     ,
who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature      (Seal)

EXHIBIT F
Form of Assignment of Leases and
Contracts and
Bill of Sale
(Attached)

ASSIGNMENT OF LEASES AND CONTRACTS AND BILL OF SALE
This Assignment of Leases and Contracts and Bill of Sale (this “Assignment”) is executed and delivered as of the ____ day of _________, 20__ (the “Closing Date”) pursuant to that certain Purchase and Sale Agreement and Escrow Instructions dated ________, 2017 (as may be amended, the “Agreement”), by and between KBS TYSONS DULLES PLAZA, LLC, a Delaware limited liability company (“Seller”), and _______________________, a _____________________ (“Buyer”), covering the real property described in Exhibit A attached hereto (“Property”).
1.    Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Buyer the following (the “Personal Property”):
(a)    Tangible Personalty. All of Seller’s right, title and interest, if any, in and to all the furniture, fixtures, equipment, and other tangible personal property listed on Exhibit B attached hereto or otherwise located in or on the Property to the extent owned by Seller; and
(b)    Intangible Personalty. All the right, title and interest of Seller, if any, in and to assignable licenses and permits relating to the operation of the Property, assignable guaranties and warranties from any contractor, manufacturer or other person in connection with the construction or operation of the Property, trademarks, trade names, telephone exchanges, any pictures or photographs, the website domain (i.e., http://tysonsdullesplaza.com) (to the extent assignable and at no cost, liability or reasonably foreseeable potential liability to Seller), and the right to use the name of the Property (if any), but specifically excluding the name “KBS” or any derivative thereof, or any name that includes the word “KBS” or any derivative thereof.
2.    Assignment of Leases and Contracts. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Buyer, and Buyer hereby accepts the following:
(a)    Leases. All of the Seller’s right, title and interest in and to all tenant leases relating to the Property listed in Exhibit C-1 and Exhibit C-2 attached hereto (“Leases”);
(b)    Contracts and Agreements. Seller’s right, title and interest in and to the contracts and agreements described in Exhibit D-1 and Exhibit D-2 attached hereto (the “Contracts”), expressly excluding the Pre-Closing Indemnification Obligations (as defined in Section 4.5 of the Agreement).
3.    Assumption. Buyer hereby assumes the obligations of Seller under (a) the Leases listed on Exhibit C-1 attached hereto arising from and after the Closing Date as and to the extent contemplated by Sections 4.5 or 5.3 of the Agreement, (b) the Leases listed on Exhibit C-2 attached hereto whether arising before or after the Closing Date as and to the extent contemplated by Sections 4.5 or 5.3 of the Agreement, (c) the Contracts listed on Exhibit D-1 attached hereto arising from and after the Closing Date, (d) the Contracts listed on Exhibit D-2 attached hereto arising before or after the Closing Date (but expressly excluding the Pre-Closing Indemnification Obligations), and (e) that certain leasing agreement dated ______________, entered into by and between Seller and ____________, but only to the extent provided for in Section 4.5 of the Agreement, and shall defend, indemnify and hold harmless Seller from and against any liability, actual out of pocket damages and expenses, causes of action, and reasonable attorneys’ fees incurred by Seller by reason of the failure of Buyer to fulfill, perform, discharge, and observe its obligations with respect to the Leases or the Contracts solely to the extent Buyer receives a credit at Closing with respect to any of such obligations under the Leases and/or Contracts.
4.    Agreement Applies. Except as otherwise set forth in the Agreement, the Contracts and Leases are being assigned and transferred, and the Personal Property is being transferred, to Buyer on an “as is,” and “where is” basis, with all faults, and without any representation or warranty, all of which Seller hereby disclaims, all as more particularly set forth in Section 11.1 of the Agreement, which Section shall be, and hereby is, incorporated herein by reference.
5.    Counterparts. This Assignment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if all parties had signed the same signature page.
6.    Attorneys’ Fees. In any action between the parties to enforce any of the terms or provisions of this Assignment, the prevailing party in the action shall be entitled to recover from the non-prevailing party, in addition to damages, injunctive relief or other relief, and its reasonable costs and expenses, including, without limitation, costs and reasonable attorneys’ fees (including on appeal).
7.    Merger. This Assignment and the Agreement contain the entire understanding between the parties relating to their subject matter. All prior and contemporaneous agreements and understandings, whether oral or written, are superseded by this Assignment and the Agreement. This Assignment may only be modified in writing executed by both Buyer and Seller. Nothing contained in this Assignment is intended to terminate or affect the validity of any of the representations or warranties contained in the Agreement.
8.    Miscellaneous. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successor-in-interest and assigns. If any term or provision of this Assignment shall be held invalid or unenforceable, the remainder of this Assignment shall not be affected. This Assignment shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia. Nothing in this Assignment shall impair, limit or lessen any of the rights of the parties with respect to the provisions of the Agreement which were intended to survive the Closing Date. Nothing in this Assignment, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their respective successors and assigns, any rights or remedies.
IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the date written above.
[Signature Pages to Follow]

SELLER:
KBS TYSONS DULLES PLAZA, LLC,
a Delaware limited liability company

By:    KBS REIT ACQUISITION XXXIII, LLC,
a Delaware limited liability company,
its sole member

By:    KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By:    KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
its general partner

By:    ________________________________
Charles J. Schreiber, Jr.,
Chief Executive Officer

BUYER:
____________________________________
a     ____________________________________
______________________________

EXHIBIT A
DESCRIPTION OF PROPERTY

EXHIBIT B
DESCRIPTION OF TANGIBLE PROPERTY

EXHIBIT C-1
LIST OF LEASES UNDER WHICH BUYER ASSUMES
OBLIGATIONS AFTER THE CLOSING DATE
[This schedule will include a list of all Leases which exist on the date of the Agreement, but specifically excluding the Leases listed on Schedules 1-1 and 1-2 attached to the Agreement.]
[ATTACHED]

EXHIBIT C-2
LIST OF LEASES UNDER WHICH BUYER ASSUMES
OBLIGATIONS BEFORE AND AFTER THE CLOSING DATE
[This schedule will include a list of (a) all Leases set forth on Schedules 1-1 and 1-2 to the Agreement, if any, (b) all Leases entered into after the date of the Agreement in accordance with the terms of the Agreement, and (c) all Lease amendments, expansions and renewals entered into by Seller in accordance with the terms of the Agreement.]
[ATTACHED]

EXHIBIT D-1
LIST OF CONTRACTS UNDER WHICH BUYER ASSUMES
OBLIGATIONS AFTER THE CLOSING DATE
[This schedule will include all contracts set forth on Exhibit C-1 attached to the Agreement and any new service contracts entered into by Seller in accordance with the terms of the Agreement.]

[ATTACHED]

EXHIBIT D-2
LIST OF CONTRACTS UNDER WHICH BUYER ASSUMES
OBLIGATIONS BEFORE AND AFTER THE CLOSING DATE
[This schedule will include the Construction Contract and any new construction contracts entered into by Seller in connection with the completion of tenant improvement work for tenants under (a) the Leases set forth on Schedules 1-1 and 1-2 to the Agreement, if any, (b) all Leases entered into after the date of the Agreement in accordance with the terms of the Agreement, and (c) all Lease amendments, expansions and renewals entered into by Seller in accordance with the terms of the Agreement.]

[ATTACHED]

EXHIBIT G
Form of FIRPTA Affidavit
(Attached)

FIRPTA CERTIFICATE

__________________ (“Member”) is the sole owner of KBS TYSONS DULLES PLAZA, LLC, a Delaware limited liability company (“Seller”). Seller, a disregarded entity for U.S. tax purposes, is the transferor of certain real property more particularly described on Exhibit A attached hereto (the “Property”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax will not be required in connection with the disposition of the Property pursuant to that certain Purchase and Sale Agreement and Escrow Instructions dated as of ______________, 2017, by and between ___________________, a __________ (“Buyer”) and Seller, the undersigned certifies the following on behalf of Member:

1.    Member is not a foreign corporation, foreign Company, foreign trust or foreign estate, as those terms are defined in the Code and the regulations promulgated thereunder;

2.    Member is not a disregarded entity as defined in Treasury Regulations §1.1445-2(b)(2)(iii),

3.    Member’s U.S. employer identification number is __________, and

4.    Member’s address is: 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

It is understood that this certificate may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined the foregoing certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Member.

Date: ________________, 2017

________________________________

Exhibit A

Legal Description

EXHIBIT H
Form of Tenant Notice
(Attached)

NOTICE TO TENANTS
[Date]
[Project Name]
[Address]
[City/State/ZIP]
Dear Tenant:
Notice is hereby given to the tenants of 1410, 1420 and 1430 Spring Hill Road, McLean, Virginia (the “Property”) that KBS TYSONS DULLES PLAZA, LLC, a Delaware limited liability company (“Seller”), the current owner of the Property, has sold the Property to _______________________, a _____________________________ (“Buyer”) effective [date of takeover]. Buyer has assumed all of the obligations of landlord under your lease, including any obligations with respect to your security deposit, if any, which has been transferred to Buyer.
From and after the date of this letter, any and all unpaid rent as well as all future rent, or any other amounts due under the terms of your Lease, shall be directed as follows:
[__________________________]
Sincerely,
“Seller”
KBS TYSONS DULLES PLAZA, LLC,
a Delaware limited liability company

By:    KBS REIT ACQUISITION XXXIII, LLC,
a Delaware limited liability company,
its sole member

By:    KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

By:    KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

By:    KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
its general partner

By:    ________________________________
Charles J. Schreiber, Jr.,
Chief Executive Officer

“Purchaser”
__________________________________
a     __________________________________
__________________________________

EXHIBIT I
Form of Assignment and Assumption
(Attached)

ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT

This Assignment and Assumption of Purchase Agreement (“Assignment”) is entered into between ________________ (“Assignor”), and ________________ (“Assignee”), as of _________ __, 2017 (“Effective Date”).
RECITALS
A.    Pursuant to the terms of that certain Purchase and Sale Agreement and Escrow Instructions dated _______, 2017 by and between _____________ (“Seller”), as seller, and Assignor, as buyer, as amended (the “Purchase Agreement”), Assignor agreed to acquire the Property (as such term is defined in the Purchase Agreement) commonly referred to as ______________.
B.    Assignor desires to assign, without recourse, representation or warranty, all of its rights, benefits, liabilities and obligations arising under the Purchase Agreement (and related documents) to Assignee, and Assignee desires to assume all of said rights, benefits, liabilities and obligations subject to the terms of this Assignment.
NOW, THEREFORE, in consideration of the foregoing promises, the mutual undertakings of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1.    Recitals. The above recitals are incorporated herein by reference.
2.    Assignment and Assumption. Assignor hereby transfers, assigns and conveys to Assignee, without recourse, representation or warranty, express or implied, all of Assignor’s rights, interests, liabilities and obligations in, to and under the Purchase Agreement (and related documents). Assignee hereby assumes all such rights, interests, liabilities and obligations, and joins in all representations, warranties, releases, and indemnities, of Assignor under the Purchase Agreement (and related documents). Assignor agrees it shall not be released from its obligations under the Purchase Agreement as a result of this Assignment, and Assignee agrees that its acquisition of the Property pursuant to the Purchase Agreement shall be subject to all terms and conditions thereof, including without limitation all release and as-is provisions of the Purchase Agreement. Notwithstanding the foregoing, (a) Seller shall have the right to deal exclusively with Assignee with respect to all matters pertaining to and/or arising out of the Purchase Agreement, (b) Assignor’s approval or consent shall not be required in connection with any amendment or modification to the Purchase Agreement hereafter entered into by and between Seller and Assignee, and (c) any and all amendments to the Purchase Agreement hereafter entered into by and between Seller and Assignee shall be binding on Assignor.
3.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties’ successors and assigns.
4.    Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto.
Executed as of the date set forth above.

ASSIGNOR:

_______________

By:     _____________________________
Its:     _____________________________

ASSIGNEE:

_______________

By:     _____________________________
Its:     _____________________________

EXHIBIT J
Form of Owner’s Affidavit
(Attached)

PROPERTY:
COUNTY:
STATE:
________________________, a Delaware limited liability company (“Seller”), as seller, and ____________________________ (“Original Buyer”), predecessor-in-interest to _____________________________ (“Buyer”), as buyer, are parties to that certain Purchase and Sale Agreement and Escrow Instructions dated as of ________________ (as amended, the “Purchase Agreement”), relating to the improved real property (the “Real Property”) referred to in Exhibit “A” attached hereto and made a part hereof.
In connection with the consummation of the transactions contemplated by the Purchase Agreement, Seller hereby represents and warrants to _______________ Title Insurance Company the following:

1.	Seller is a limited liability company organized and existing under the laws of the State of California.

2.	To Seller’s actual knowledge, (i) Seller’s limited liability company agreement is in full force and effect, and (ii) no proceedings are pending for the dissolution of the Seller.

3.	To Seller’s actual knowledge, the leases described on Exhibit “B” attached hereto constitute all of the written leases affecting the Real Property with the current tenants of the Real Property.

4.
To Seller’s actual knowledge, except as disclosed in Exhibit ”C” attached hereto and made a part hereof, (a) there is no capital improvement work currently being constructed (or that was constructed during the last 3 months on the Real Property that is the subject of a written contract with Seller which could give rise to a mechanic’s or materialman’s lien on the Real Property, and (b) Seller has not entered into any contracts for the furnishing of labor, materials, or services for construction purposes with respect to the Real Property to be furnished subsequent to the date of this affidavit.

5.
Seller shall not hereafter cause any encumbrances or other instruments to be recorded against the Property (other than the recording of a deed (the “Deed”) transferring fee title to the Real Property to Buyer) through the date the Deed is recorded in _________ County, _____________.

For purposes hereof, the “actual knowledge” of Seller shall be limited to the actual knowledge (and not implied, imputed, or constructive) of _____________, with no duty of inquiry. Notwithstanding anything contained herein to the contrary, the representations and warranties set forth in this Owner’s Affidavit shall only survive the closing of the transactions contemplated by the Purchase Agreement until November 30, 2017, after which date this Owner’s Affidavit shall be of no further force or effect and __________ Title Insurance Company shall have no further rights hereunder (notwithstanding that one or more of the representations and/or warranties set forth herein may prove to be incorrect). This Owner’s Affidavit is being executed for the sole and exclusive benefit of ______________ Title Insurance Company and no other party or person shall have any rights hereunder.
Executed as of ______________, 201__

SELLER:

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT B

EXHIBIT C
IMPROVEMENT WORK

SCHEDULE 1-1
Description of New and Pending Lease Transactions – Buyer’s Responsibility
(Attached)

SCHEDULE 1-1
Description of New and Pending Lease Transactions – Buyer’s Responsibility

		Estimated
		Lease Start	Estimated Square	Estimated Term	Estimated Rental	Estimated Tenant	Estimated Leasing
Suite #	Tenant Name	Date	Footage	(mos)	Rate ($/sf/yr)	Improvements	Commissions	Comments
1430-100	Velsor Properties, LLC	12/1/2017	3,676	41	$36	$18,380	$26,601.74	Renewal amendment executed 5/19/17. Anticipate $22,168.12 in LCs will be paid by closing. Buyer will reimburse at closing.
1420-570	Creative Systems and Consulting, LLC	5/1/2017	848	20	$33	$0	$2,552.14	Lease executed 4/28/17. Anticipate all costs will be paid by closing. Buyer will reimburse at closing.

SCHEDULE 1-2
Description of New and Pending Lease Transactions – Seller’s Responsibility
(Attached)

SCHEDULE 1-2
New and Pending Lease Transactions – Seller’s Responsibility

					Outstanding	Outstanding
		Lease / Amendment	Square	Rental	Tenant	Leasing
Suite #	Tenant Name	Date	Footage	Rate	Improvements	Commissions	Comments

1420-420/470	Jefferson Apartment Group	6/28/2016	7,839	$33.00/SF	$235,170	$0	Tenant must use TI by 12/31/17 or it is forfeited.
1420-130	Hot Yoga, LLC	2/2/2017	4,967	$33.77/SF	$15,000	$8,903.85	LC due 1/1/18.
1410-100/140/301/450	West Publishing Corporation	12/6/2016	20,899	$35/SF	$541,880	$20,268.83	LC due 4/1/19. Anticipate $187,095 of TI to be paid 6/17.
1410-200/205/230/500	Dixon Hughes Goodman, LLP	3/23/2017	49,036	$35/SF	$1,471,080	$0	$392,288 of TI may not be spent until 1/1/21.
1420-401	Marashlian & Donohue	2/10/2014	4,671	$34.63/SF	$0	$6,690.98	LC due 5/1/19.
1430-401	Entco Government Software, LLC	TBD	5,120	$35.50/SF	$—	$58,008.58	Anticipate $29,004.29 will be paid 6/17 upon execution. Execution copies out for signature.
1430-525	Sphere of Influence, Inc.	3/24/2016	7,444	$33.25/SF	$209,617.39	$0
1420-155	Joon & Wayne Enterprises, LLC	9/23/2016	9,664	$18.25/SF	$655,239.25	$0	All costs anticipated to be paid by closing.

SCHEDULE 2
Tenant Security Deposits

Database: KBSREALTY2
Report ID: GKK_REQSEC

Selection: BLDG.BLDGID IN ('rt1336','rt1337','rt1338')

Required Security Deposit
As of 6/30/2017

Page: 1
Date: 6/2/2017
Time: 04:12 PM

Lease Id	Master Occp Id	Suite Id	Occupant Name	Required Deposit	Letter of Credit	Security Deposit	Difference
Building: RT1336 - Tysons Dulles Plaza I							
CB1145	HotYoga	130	Hot Yoga, LLC	12,956.11	0.00	12,956.11	0.00
CB7544	Eberle C	490	Eberle Communications Group	19,724.00	0.00	19,724.00	0.00
CB7600	Black	350	Black M.D & Kletz M.D., P.C.	13,319.37	0.00	13,319.37	0.00
CB8433	HELEINM	401	Marashlian & Donahue, LLC	22,576.50	0.00	34,102.43	-11,525.93
CB8435	HELEINM	400	Marashlian & Donahue, LLC	11,525.93	0.00	0.00	11,525.93
CB9544	XSCIONS	550	XScion Solutions, LLC	5,906.33	0.00	5,906.33	0.00
CT4546	CCS Rese	335	CCS Research Corp.	12,665.77	0.00	12,665.77	0.00
CT4890	Source O	600	Source Office Suites of Tyson	7,689.00	42,819.56	7,689.00	-42,819.56
CT4891	wellsas	610	Wells & Associates, Inc.	17,859.56	0.00	17,859.56	0.00
CT5577	Ascella	160	Ascella Technologies, Inc.	3,174.09	0.00	3,174.09	0.00
TW2306	SPRYME1	300	Spry Methods, Inc.	63,652.50	0.00	63,652.50	0.00
TW2448	SPHERE	525	Sphere of Influence, Inc.	20,626.08	0.00	20,626.08	0.00
TW2752	JONERO1	325	Jones Robb, PLLC	23,969.00	0.00	23,969.00	0.00
TW3018	JAG LLC	420	Jefferson Apartment Group, LLC	40,682.25	0.00	40,682.25	0.00
TW3100	PHOTFI1	202	Photo Finale Inc	6,891.06	0.00	0.00	6,891.06
TW3386	JOONWA1	155	Joon & Wayne Enterprises, LLC	14,697.33	0.00	14,697.33	0.00
TW4316	CREASY1	570	Creative Systems and Consultin	2,332.00	0.00	2,332.00	0.00
			RT1336 - Tysons Dulles Plaza I Total:	300,246.88	42,819.56	293,355.82	-35,928.50
			2050-000 Account Balance			303,598.09	
			Difference			-10,242.27	
Building: RT1337 - Tysons Dulles Plaza II							
CB0365	The Moni	400	Savant Capital, LLC	8,906.25	0.00	8,906.25	0.00
CB0456	RLJ-Nayl	600	RLJ-Naylor Holdings, Inc.	66,773.96	0.00	66,773.96	0.00
CB1040	Anderson	104	Anderson Cooper Group, PC	6,857.38	0.00	6,857.38	0.00
CB1075	Physical	103	CSPC Mgmt Service Organization	13,762.00	0.00	13,762.00	0.00
CB9100	Drs. Pas	101	Dr's Passero & Feeney & Assoc	7,657.50	0.00	7,657.50	0.00
CT3655	ENC Mark	575	ENC Marketing & Communication	13,315.83	0.00	13,315.83	0.00
CT4023	Velsor	100	Velsor Properties, LLC	8,564.25	0.00	0.00	8,564.25
CT4376	Keystone	425A	Keystone Asset Management, Inc	12,800.15	0.00	12,800.15	0.00
CT4729	Lee Hech	550	Lee Hecht Harrison, LLC	10,769.96	0.00	10,769.96	0.00
CT4760	AVINEO	300	Avineon, Inc	47,651.84	0.00	47,651.84	0.00
CT4791	Three Si	102	ELIM Spring Hill Cafe, Inc.	17,397.45	0.00	17,397.45	0.00
TW1243	OLCOCO1	320	THE OLCOTT CONSULTING GROUP	15,390.81	0.00	15,390.81	0.00
TW1782	ATEK//1	450	A-Tek, Inc.	51,920.00	0.00	51,920.00	0.00
TW2061	Trowbrid	200	Trowbridge & Trowbridge, LLC.	54,293.96	0.00	54,293.96	0.00
TW2174	Myung-He	107	Myung-Hee Chun	1,400.00	0.00	1,400.00	0.00
TW3096	TWCYRE1	330	CYREN, INC.	26,084.62	0.00	26,084.82	-0.20
TW4404	Velsor	100	Velsor Properties, LLC	8,564.25	0.00	8,564.25	0.00
			RT1337 - Tysons Dulles Plaza II Total:	372,110.21	0.00	363,546.16	8,564.05
			2050-000 Account Balance			353,302.73	
			Difference			10,243.43	
Building: RT1338 - Tysons Dulles Plaza III							
CB0014	The IQ B	460	The IQ Business Group	10,980.00	0.00	10,980.00	0.00
CB0511	Internat	210	International Foodservice Dist	16,899.75	0.00	16,899.75	0.00
CB1149	Washing	425	Washington Financial Group LLP	18,420.50	0.00	18,420.50	0.00
CB8212	Scherer	400	Kaiser Scherer & Schlegel	0.00	22,213.13	0.00	-22,213.13
CB9650	BCG Bro	600	BGC Brokers,US, L.P.	33,422.50	0.00	0.00	33,422.50
CT3113	Employee	125	Employee Benefits Corporation	47,460.95	0.00	47,460.95	0.00
TW3190	ZACHPI	300	ZACHARY PIPER LLC	121,701.34	0.00	121,701.34	0.00

SCHEDULE 3
Owner Deposits
None.

SCHEDULE 4
Disclosures
None.

SCHEDULE 5
Contractor’s Certificate
(Attached)

CONTRACTOR’S CERTIFICATE

The undersigned, ____________ (the "Contractor"), is a party to that certain [Construction Contract] dated ____________ (the "Construction Contract"), by and between Contractor and ____________, a ____________ (the “Seller”), in connection with that certain real property commonly known as _________________ (the “Property”). Seller has advised Contractor that Seller intends to sell the Property to ____________, a ____________ (the “Purchaser”), on a closing date of _____________ (the “Closing Date”) and, in connection with such purchase by Purchaser of the Property, Seller intends to transfer and assign the Construction Contract to Purchaser and all of Seller’s rights and obligations thereunder. In connection with Seller’s transfer of the Property to Purchaser and Seller’s assignment of the Construction Contract to Purchaser, Contractor certifies and represents the following:
1.    The Contractor consents to the assignment of the Construction Contract (and all warranties arising out of the Construction Contract) to Purchaser based on Contractor’s understanding that, upon the assignment by Seller to Purchaser of Seller’s interest under the Construction Contract, (a) Purchaser shall have the right to enforce all of the terms and conditions of the Construction Contract and all warranties thereunder and shall have all responsibilities and liabilities of the “Owner” under the Construction Contract, including payment of all amounts due and owing to Contractor for work performed pursuant thereto, and (b) Seller shall be automatically released from all of its obligations under the Construction Contract.
2.    As of the Closing Date:
(a)    the total amount payable under the Construction Contract (including any amounts already paid), including all change orders (“Change Orders”) and/or claims for additional costs or extension of time submitted by the Contractor (“Claims”) is $_______________,
(b)    the Seller has paid to Contractor a total amount of $______________ with respect to the Construction Contract, and
(c)    the maximum amount owing under the Construction Contract for all work completed (but not paid for), work in progress (but not paid for) and future work to be completed is $_______________________.
3.    Attached hereto at Exhibit “A” is a true, correct and complete copy of the Construction Contract, and the same has not been amended or modified, except as reflected in Exhibit A. There are no Change Orders to the Construction Contract or Claims except as attached in Exhibit “A” attached hereto.
Executed as of ______________, 20__.

[SIGNATURES FOLLOW ON NEXT PAGE]

CONTRACTOR:
_____________________,
a ______________________

By:
Name:
Its:

Exhibit “A”

Construction Contract, Change Orders and Claims

(Attached)

SCHEDULE 6
Escrow Holdback Agreement

(Attached)

ESCROW HOLDBACK AGREEMENT
[Tysons Dulles]
This ESCROW HOLDBACK AGREEMENT (this “Agreement”) is made as of _________, 2017, by and among ________________, a _____________ (“Buyer”), FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Holder”), and KBS TYSONS DULLES PLAZA, LLC, a Delaware limited liability company (“Seller”), with reference to the following:
A.    Buyer and Seller entered into that certain Purchase and Sale Agreement and Escrow Instructions dated as of June _____, 2017 (as amended, the “Purchase Agreement”), pursuant to the terms of which Seller agreed to sell, and Buyer agreed to purchase, the Property described therein.
B.    In accordance with the terms and conditions of Section 5.3 of the Purchase Agreement, Seller and Buyer agreed, concurrently with the Close of Escrow, to enter into this Agreement with Escrow Holder. Unless specifically defined in this Agreement, initially capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.
C.    Pursuant to Section 5.3 of the Purchase Agreement, concurrently with the Close of Escrow, Seller shall withhold a portion of the Purchase Price in the amount of the Unused TI Allowance Funds (which equals $______________________), the disposition of which Unused TI Allowance Funds shall be governed by the terms and conditions of this Agreement and Section 5.3 of the Purchase Agreement, which terms and conditions are incorporated herein by this reference. Escrow Holder has agreed to act as escrow agent with respect to the Seller TI Escrow pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereto hereby agree as follows:
1.    Appointment of Escrow Holder; Relationship to Purchase Agreement. Buyer and Seller hereby appoint First American Title Insurance Company, as Escrow Holder, to act in accordance with the terms and conditions set forth in this Agreement, and Escrow Holder hereby accepts such appointment and agrees to act in accordance with such terms and conditions. The obligations of Buyer and Seller in this Agreement are intended to supplement, but not supersede, the obligations of Buyer and Seller under Section 5.3 of the Purchase Agreement, pursuant to which this Agreement is being executed and delivered.
2.    Establishment of Escrow. Seller has deposited, or will deposit, or withhold a portion of the Purchase Price, the amount of the Unused TI Allowance Funds in immediately available funds with Escrow Holder contemporaneously with the Close of Escrow. The Unused TI Allowance Funds shall be segregated from the assets of Escrow Holder and held in trust by Escrow Holder for the benefit of Seller and Buyer.
3.    Receipt and Investment of Funds. Escrow Holder hereby acknowledges receipt of the Unused TI Allowance Funds from Seller and, unless otherwise directed in writing by Buyer and Seller, shall not invest funds on deposit in the Seller TI Escrow.
4.    Distribution of the Seller TI Escrow.
(a)    Escrow Holder is authorized to disburse all funds on deposit in the Seller TI Escrow only under the following circumstances:
(i)    Escrow Holder shall disburse funds on deposit in the Seller TI Escrow in accordance with the instructions set forth in any written letter of direction executed by both Buyer and Seller;

(ii)    Escrow Holder shall disburse to Buyer all or any portion of funds on deposit in the Seller TI Escrow if so instructed by Seller pursuant to a written letter of direction executed by Seller;
(iii)    Escrow Holder shall disburse to Seller all or any portion of funds on deposit in the Seller TI Escrow if so instructed by Buyer pursuant to a written letter of direction executed by Buyer; and
(iv)    Escrow Holder shall disburse to the tenant under the Jefferson Apartment Group Lease (or if previously funded by Buyer to such tenant, to the Buyer) all or a portion of funds on deposit in the Seller TI Escrow as is specified in a written request (“Written Request”) from such tenant to Buyer and delivered to Escrow Holder by Buyer, with a copy to Seller, which disbursement shall be made by Escrow Holder on or before the second (2nd) business day after the delivery of Buyer’s Written Request to Escrow Holder;
(v)    Notwithstanding any provision to the contrary in this Agreement, in accordance with Section 5.3 of the Purchase Agreement, on January 2, 2018, if any Unused TI Allowance Funds remain in the Seller TI Escrow which are not subject to a Request delivered to Escrow Holder prior to such date, Escrow Holder shall inform Buyer and Seller thereof in writing and Buyer shall have one (1) business day to submit a Request. After such one (1) business day has elapsed, Seller shall be entitled to any and all remaining funds on deposit in the Seller TI Escrow held by Escrow Holder which are not subject to a valid Written Request of Buyer received by Escrow Holder and Seller, and Escrow Holder shall remit such remaining funds to Seller within two (2) business days of such date, without the necessity of any request or direction from Buyer; provided, however, Buyer shall promptly provide Escrow Holder and/or Seller, if requested, a letter to Escrow Holder affirming its approval of the remittance of the remaining funds on deposit in the Seller TI Escrow to Seller in accordance with this Section 4(a)(v).
(b)    In the event Escrow Holder receives conflicting instructions from Seller and Buyer regarding the disposition of funds on deposit in the Seller TI Escrow, Escrow Holder may institute an appropriate interpleader action with respect to the portion of funds on deposit in the Seller TI Escrow in dispute, and Escrow Holder shall provide written notice of Escrow Holder’s intent to institute an interpleader action to both Buyer and Seller, no less than two (2) business days prior to instituting such interpleader action; Escrow Holder may not institute any interpleader action as provided above until five (5) business days following Escrow Holder’s receipt of conflicting instructions from Seller and Buyer regarding the disposition of funds on deposit in the Seller TI Escrow. All interpleader actions shall be filed in Fairfax County in the Commonwealth of Virginia. The portion of the Seller TI Escrow in dispute shall be deposited with the court and upon such deposit, Escrow Holder shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to that portion of funds on deposit in the Seller TI Escrow.
(c)    This Agreement shall not be deemed terminated until Escrow Holder has disbursed the entire amount of funds on deposit in the Seller TI Escrow in accordance with this Agreement and Escrow Holder has received written notice from Buyer and Seller that this Agreement has terminated.
5.    Exculpation and Indemnification of Escrow Holder.
(a)    Escrow Holder shall have no duties or responsibilities other than those expressly set forth herein. Escrow Holder shall be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Holder), or any maker, endorser or other signatory of any document, to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to Escrow Holder pursuant to the terms of this Agreement, Escrow Holder shall not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.
(b)    Escrow Holder shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and shall be protected in acting upon, any order, notice, demand, certificates, or opinion or advice of counsel (including counsel chosen by Escrow Holder), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Holder to be genuine and to be signed or presented by the proper person or persons.
(c)    Escrow Holder shall be indemnified and held harmless jointly and severally by Buyer and Seller from and against any expenses, including reasonable counsel fees and disbursements, damages or losses suffered by Escrow Holder in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Holder hereunder, except that if Escrow Holder is guilty of willful misconduct, fraud or gross negligence under this Agreement, then Escrow Holder shall bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by Escrow Holder of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Holder shall notify Buyer and Seller in writing. For the purposes hereof, the terms “expenses”, “damages” and “losses” include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of Buyer and Seller, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 5(c) shall survive the termination of this Agreement.
6.    Expenses of Escrow Holder. Escrow Holder acknowledges that it has received $_________, and $__________ per each disbursement, in satisfaction of all fees and expenses incurred and to be incurred by Escrow Holder in administering this Agreement.
7.    Resignation of Escrow Holder and Appointment of Successor. At any time, upon thirty (30) days’ written notice to Buyer and Seller, Escrow Holder may resign and be discharged from its duties as Escrow Holder hereunder. Forthwith following receipt of such notice, Buyer shall appoint a successor escrow agent to serve as Escrow Holder under this Agreement. As soon as practicable after its resignation, and upon presentation of a document evidencing the appointment of the successor escrow agent and the acceptance of such appointment by such successor escrow agent, Escrow Holder shall promptly turn over to the successor escrow agent all monies and property held hereunder.
8.    Distribution by the Escrow Holder. All payments by Escrow Holder to Buyer or Seller or any designee of either such party shall be made by wire transfer of immediately available funds to an account designated in writing by the applicable party. If Escrow Holder receives, pursuant to Sections 4(a)(i), 4(a)(ii), or 4(a)(iii), as applicable of this Agreement, an appropriate written request for disbursement of funds from Escrow prior to 4:00 p.m. (PST), it will make such disbursement within two (2) business days.
9.    Records. Escrow Holder shall maintain accurate records of all transactions hereunder. Promptly after the disbursement of all funds on deposit in the Seller TI Escrow, or Escrow Holder’s resignation pursuant to Section 7 hereof, or as may reasonably be requested by Buyer and/or Seller from time to time before such termination or resignation, Escrow Holder shall provide Buyer and/or Seller, as the case may be, with a complete copy of such records, certified by Escrow Holder to be a complete and accurate account of all such transactions.

10.    Notice. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by any party to another party, pursuant to this Agreement or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Agreement) and shall be deemed to have been properly given, rendered or made if hand-delivered, if sent by certified mail, return receipt requested, if sent by telecopy or if sent by overnight courier addressed to the other party at its respective address set forth below, and shall be deemed to have been given, rendered or made (a) on the day it is hand-delivered or on the third (3rd) business day after the day it is mailed, (b) one (1) day after it is sent by overnight courier, and (c) on the day that it is sent if sent by telecopy. By giving notice, as provided above, any party may designate a different address for notices, statements, demands, consents, approvals or other communications intended for it. All written notices should be addressed as follows:
If to Escrow Holder:
4401 Waterfront Dr., Ste. 100,
Glen Allen, VA 23060
Attention: Linda Rehak and Sandy Hartje
Telephone: 804-404-4953
Fax: 866-404-6037
Email: lrehak@firstam.com and shartje@firstam.com

If to Seller:
KBS Tysons Dulles Plaza, LLC
c/o KBS Capital Advisors LLC
3003 Washington Blvd., Suite 950
Arlington, VA 22201
Attention: Stephen Close
Telephone No.: (202) 552-7551
Fax No.: (202) 697-4636
Email: sclose@kbs.com
with a copy to:        Greenberg Traurig
3161 Michelson Drive, Suite 1000
Irvine, California 92612
Attention: L. Bruce Fischer, Esq.
Telephone No.: (949) 732-6670
Fax No.: (949) 732-6501
Email: fischerb@gtlaw.com
If to Buyer:
Rockpoint Fund Acquisitions, L.L.C.
c/o Rockpoint Group, L.L.C.
Woodlawn Hall at Old Parkland,
3953 Maple Avenue, Suite 300
Dallas, TX 75219
Attn: Ron Hoyl
Email: rhoyl@rockpointgroup.com
and
c/o Rockpoint Group, L.L.C.
500 Boylston Street Suite 1880
Boston, MA 02116
Attn: Kyle Gardner and Joseph Goldman

Email: kgardner@rockpointgroup.com and
jgoldman@rockpointgroup.com

with a copy to:	Gibson, Dunn & Crutcher, LLP 333 South Grand Ave., Suite 4900 Los Angeles, CA 90071 Attn: Jesse Shapiro, Esq. Email: JShapiro@gibsondunn.com

11.    Counterparts. This Agreement may be executed in counterparts and delivered by facsimile transmission, all of which counterparts shall constitute a single agreement. The parties may execute more than one copy of this Agreement, in which case each executed copy shall constitute an original.
12.    Monetary Units. All amounts referred to herein are expressed in United States dollars and all payment by Escrow Holder will be made in such dollars.
13.    Assignment and Modification. Buyer may not assign or transfer any interest in this Agreement or any of the payments of the Seller TI Escrow. Seller may not assign or transfer any interest in this Agreement or any of the payments of the Seller TI Escrow. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person shall acquire or have any rights under, or by virtue of, this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto.
14.    Choice of Law; Headings. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia. Headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.
15.    Attorney’s Fees. The prevailing party in any dispute resulting in arbitration, litigation or other proceedings between any other party shall be entitled to its costs and expenses for such proceedings (including, without limitation, reasonable attorneys’ fees).

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BUYER:

_________________________
a _______________________
By:
Name:
Title:

SELLER:

KBS TYSONS DULLES PLAZA, LLC,
a Delaware limited liability company

By: KBS REIT ACQUISITION XXXIII, LLC,
   a Delaware limited liability company,
   its sole member

   By: KBS REIT PROPERTIES, LLC,
      a Delaware limited liability company,
      its sole member

      By: KBS LIMITED PARTNERSHIP,
         a Delaware limited partnership,
         its sole member

         By: KBS REAL ESTATE INVESTMENT TRUST, INC.,
            a Maryland corporation,
            its general partner

            By: ________________________________
               Charles J. Schreiber, Jr.,
         Chief Executive Officer

ESCROW HOLDER:

FIRST AMERICAN TITLE INSURANCE COMPANY
By: ________________________
Its: _________________________